EXHIBIT 4.1

EXECUTION COPY

SENIOR NOTES INDENTURE

Dated as of January 2, 2014

Among

DARLING ESCROW CORPORATION,

THE GUARANTORS AS SET FORTH HEREIN

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

5.375% SENIOR NOTES DUE 2022

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section

310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06;7.07
(c)	7.06;12.02
(d)	7.06
314(a)	4.03;12.02; 12.05
(b)	N.A.
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
(f)	N.A.
315(a)	7.01
(b)	7.05;12.02
(c)	7.01
(d)	7.01
(e)	6.14
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12;9.04
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.04
318(a)	12.01
(b)	N.A.
(c)	12.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of this Indenture.

-i-

-ii-

-iii-

Page

Appendix A	Provisions Relating to Initial Notes, Additional Notes and Exchange Notes

Exhibit A	Form of Note
Exhibit B	Form of Institutional Accredited Investor Transferee Letter of Representation
Exhibit C	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

-iv-

INDENTURE, dated as of January 2, 2014, among Darling Escrow Corporation, a Delaware corporation (the “Issuer”), the Subsidiary Guarantors (as defined herein) party hereto from time to time and U.S. Bank National Association, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation and issue of $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2022 (the “Initial Notes”); and

WHEREAS, each of the Subsidiary Guarantors from time to time party hereto will have duly authorized the issuance of its guarantee pursuant to which each such Subsidiary Guarantor shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and this Indenture;

NOW, THEREFORE, the Issuer and the Trustee agree, and the Subsidiary Guarantors from time to time party hereto will agree, as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Definitions.

“Acquired Indebtedness” means Indebtedness (i) of a Person existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Acquisition Closing Date” means the date on which the Notary (as defined in the Vion Acquisition Agreement) disburses the purchase price for the Vion Acquisition.

“Additional Assets” means:

(1) any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used by the Issuer or a Restricted Subsidiary in a Related Business or capital expenditures relating thereto;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes and Exchange Notes for such Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01 and 4.09.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) the present value as of such redemption date of (1) the redemption price of such Note at January 15, 2017 (such redemption price being described under Section 3.07) plus (2) all required interest payments due on such Note through January 15, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (B) the principal amount of such Note. The Trustee shall have no duty to calculate or verify the calculation of the “Applicable Premium.”

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Issuer or any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition of assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

(2) the sale or other disposition of cash or Cash Equivalents in the ordinary course of business;

(3) a disposition of inventory (including on an intercompany basis) or vehicles in the ordinary course of business;

(4) a disposition of damaged, obsolete, used, worn-out or surplus assets or property that are no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries or that are economically impracticable to maintain and that are disposed of, in each case, in the ordinary course of business;

(5) the disposition of all or substantially all of the assets of the Issuer or a Restricted Subsidiary in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to a another Restricted Subsidiary that is not a Receivables Entity (and each other equity holder on a pro rata basis);

(7) for purposes of Section 4.10 only, the making of a Permitted Investment or a disposition subject to Section 4.07, including a disposition of property to a joint venture in connection with establishing a joint venture;

(8) an Asset Swap effected in compliance with Section 4.10;

(9) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(10) dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any fiscal year of less than the greater of (i) $20.0 million and (ii) 0.35% of Consolidated Total Assets (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year subject to a maximum of $40 million in such next succeeding fiscal year);

(11) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(12) dispositions of Investments or receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted under Section 4.09;

(14) (a) the licensing, sublicensing or cross-licensing of intellectual property or other general intangibles and (b) licenses, sublicenses, leases or subleases of other property in the ordinary course of business and (c) the abandonment of intellectual property which, in the reasonable good faith determination of the Issuer, is not material to the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(15) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(16) the unwinding or termination of any Hedging Obligations;

(17) the sale of Permitted Investments (other than sales of Capital Stock of any Restricted Subsidiaries) made by the Issuer or any Restricted Subsidiary after the Acquisition Closing Date, if such Permitted Investments were (a) received in exchange for, or purchased out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Capital Stock of the Issuer (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of cash or such Permitted Investment to the common equity capital of the Issuer; provided that any such proceeds, Permitted Investments or contributions in clauses (a) and (b) will be excluded from Section 4.07(a)(C)(ii);

(18) the sale or other Investment of Capital Stock of, or any Investment in, any Unrestricted Subsidiary;

(19) foreclosure on assets;

(20) dispositions of Investments (a) entered into pursuant to clause 28(b) of the definition of “Permitted Investments” and (b) in joint ventures (including the Renewable Diesel Joint Venture) permitted under this Indenture to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such Investment in such joint venture;

(21) the expiration of any option agreement with respect to real or personal property.

(22) dispositions of property subject to or resulting from casualty losses and condemnation or similar proceedings (including dispositions in lieu thereof);

(23) dispositions of non-core assets (which may include real property) acquired in an acquisition permitted under this Indenture to the extent such acquisition was consummated within two years of such disposition;

(24) dispositions in connection with any Sale/Leaseback Transaction or similar transaction; provided that the fair market value of all property so disposed shall not exceed $30.0 million from and after the Acquisition Closing Date;

(25) dispositions of residential real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees or consultants of the Issuer or any Restricted Subsidiary;

(26) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(27) dispositions of letters of credit, bankers’ acceptances or bank guarantees (or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for cash or other Permitted Investments;

(28) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such acquisition; and

(29) dispositions in existence, or made pursuant to binding commitments existing, on the Acquisition Closing Date.

“Asset Swap” means a concurrent purchase and sale or exchange of Related Business Assets between the Issuer or any of its Restricted Subsidiaries and another Person; provided that the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of the Issuer or such Restricted Subsidiary contractually agreeing to such transaction) as determined in good faith by the Issuer and any cash received must be applied in accordance with Section 4.10.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction, as reasonably determined by the Issuer) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Dallas, Texas are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the balance sheet of such Person in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP. Notwithstanding the foregoing, Capital Lease Obligations shall be excluded for purposes of (i) calculating Consolidated Interest Expense, (ii) calculating the Secured Leverage Ratio, the Leverage Ratio and the Consolidated Coverage Ratio, (iii) determining the amount of Indebtedness under the covenant described under Section 4.09 and (iv) determining the amount of Permitted Investments (to the extent re-characterized as Capital Lease Obligations after such obligation is entered into), in each case, to the extent such Capital Lease Obligation would have been characterized as an operating lease in accordance with GAAP on the Issue Date.

“Cash Equivalents” means:

(1) U.S. dollars, euros, Canadian dollars or the currency of any country having a credit rating of “A” (or the equivalent thereof) or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;

(2) securities issued or directly and fully guaranteed or insured by the United States of America, the European Union or the Government of Canada or any agency or instrumentality of the United States of America, the European Union or the Government of Canada (provided that the full faith and credit of the United States of America, the European Union or the Government of Canada, as applicable, is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America, any member of the European Union or any province of Canada or any political subdivision of any such state, member or province or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of the such state, member or province, as applicable, is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;

(4) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-1” (or the equivalent thereof) by Standard & Poor’s Ratings Group, Inc. or “P-1” (or the equivalent thereof) by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above;

(8) in the case of any Foreign Subsidiary (which may include investments made indirectly by the Issuer or any Restricted Subsidiary that is not a Foreign Subsidiary), investments of the type and maturity described in clauses (1) through (7) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

(9) in the case of the Issuer or any Restricted Subsidiary, other currencies, to the extent obtained by the Issuer or the applicable Restricted Subsidiary in the ordinary course of operations or for the purpose of consummating transactions otherwise permitted under this Indenture, and other short-term investments utilized by the Issuer or such Restricted Subsidiary in the ordinary course of business and in accordance with normal investment practices for cash management in investments substantially similar to the investments described in clauses (1) through (7) above.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Issuer held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); provided that the consummation of any transaction resulting in such person or group beneficially owning more than 50% of total voting power of the Voting Stock of the Issuer shall not be deemed to be a Change of Control if (a) the Issuer becomes a Wholly-Owned Subsidiary of a holding company with no other material assets or operations, (b) immediately following such transaction, the holders that beneficially own the voting power of the Voting Stock of such holding company are substantially the same as the holders that beneficially owned the voting power of the Issuer’s Voting Stock immediately prior to such transaction, and (c) (i) such holding company executes and delivers to the Trustee a supplemental indenture, in form satisfactory to the Trustee, pursuant to which such holding company will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, or premium, if any, and interest on the Notes on a senior basis and expressly agrees in writing to be bound by the terms of the Registration Rights Agreement as if it were a Subsidiary Guarantor or (ii) such transaction is made in compliance with the first paragraph of the covenant described under Section 5.01 (any such transaction pursuant to this clause (ii), a “Reorganization Transaction”); or

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(3) the adoption by the stockholders of the Issuer of a plan or proposal for the liquidation or dissolution of the Issuer (other than any liquidation or dissolution in connection with a Reorganization Transaction).

Notwithstanding the foregoing, the Vion Acquisition and the merger of Darling Escrow Corporation with and into Darling shall not constitute or give rise to a “Change of Control.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Issuer or any Restricted Subsidiary designed to protect the Issuer or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Issuer and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Completion Date” means April 5, 2014.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Issuer or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Issuer or any Restricted Subsidiary will have made any Asset Disposition or disposed (or discontinued operations) of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged (including, but not limited to, through the assumption of such Indebtedness by another Person if the Issuer and its Restricted Subsidiaries are no longer liable for such Indebtedness after the assumption thereof) with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Issuer) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Issuer or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Issuer (including pro forma expense and cost savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Issuer, the interest rate shall be calculated by applying such optional rate chosen by the Issuer.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense; plus

(2) Consolidated Income Taxes; plus

(3) consolidated depreciation expense; plus

(4) consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets;” plus

(5) any non-recurring or extraordinary loss; plus

(6) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(7) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be excluded in calculating Consolidated EBITDA for such fiscal quarters); plus

(8) the amount of any expense or deduction associated with any subsidiary of such Person attributable to non-controlling interests or minority interests of third parties; plus

(9) the amount of any loss on sales of Receivables and related assets in connection with any Qualified Receivables Transaction; plus

(10) any proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be excluded in calculating EBITDA for such fiscal quarters)); plus

(11) (i) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, operating expense reductions, product margin synergies and product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening (including unused warehouse space costs), business optimization and other restructuring costs (including those related to tax restructurings), charges, accruals, reserves, expenses (including inventory optimization programs, software development costs, systems implementation and upgrade expenses and costs related to the closure or consolidation of facilities (including severance, rent termination costs, moving costs and legal costs related thereto) and curtailments and costs related to entry into new markets (including unused warehouse space costs, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs)) and (ii) expected cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of such Person) related to (A) the Rothsay Acquisition and the Transactions and (B) after the Acquisition Closing Date, permitted asset sales, acquisitions, Investments, Asset Dispositions, operating improvements, restructurings, cost saving initiatives and other similar initiatives and transactions; provided that, with respect to clause (B), such cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies are reasonably expected to be realized within 18 months of the event giving rise thereto; provided further that the aggregate amount of any increases to Consolidated EBITDA for any applicable period pursuant to clauses (i) and (ii) shall not exceed (x) the amount of any such cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Article 11 of Regulation S-X of the Securities Act plus (y) 5% of Consolidated EBITDA for such applicable period; less

(12) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period that did not increase Consolidated EBITDA in any prior period); less

(13) any non-recurring or extraordinary gain.

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Issuer and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; provided that, with respect to the Renewable Diesel Joint Venture Indebtedness or the Indebtedness of any other joint venture, interest expense pursuant to this clause (5) shall include only interest actually paid by the Issuer or any Restricted Subsidiary (including through the exercise of remedies under any Lien permitted in respect thereof);

(6) costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Issuer or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9) Receivables Fees; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Issuer or any Restricted Subsidiary described in the second paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Issuer and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Issuer. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Issuer or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Issuer and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) of this definition, the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) of this definition); and

(b) solely for the purpose of determining the amount available for Restricted Payments under clause (C)(i) of the first paragraph of the covenant described under Section 4.07, the Issuer’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary (except the Renewable Diesel Joint Venture)) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash (other than with a Permitted Renewable Joint Venture Investment) from the Issuer or a Restricted Subsidiary;

(2) any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than any restrictions that have been waived or otherwise released), except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) of this definition, the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Issuer or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) extraordinary, nonrecurring, non-operating or noncash gains, charges or losses (including (x) costs of, and payments of, actual or prospective legal settlements, fines, judgments or orders, (y) costs of, and payments of, corporate reorganizations and (z) gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Capital Stock or assets (including asset retirement costs) or returned surplus assets of any employee benefit plan outside of the ordinary course of business);

(5) the cumulative effect of a change in accounting principles;

(6) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(7) any unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under Hedging Obligations;

(8) any unrealized net foreign currency translation gains or losses and unrealized net foreign currency transaction gains or losses (including currency re-measurements of Indebtedness, any unrealized net gains or losses resulting from Currency Agreements and those resulting from intercompany Indebtedness);

(9) any non-cash compensation expense, charge, cost, accrual or reserve, including any such expense, charge, cost, accrual or reserve arising from grants of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, and any cash charges associated with the rollover, acceleration or payment of management equity in connection with the Rothsay Acquisition, the Vion Acquisition and the other Transactions, including, in each case, any related financings;

(10) any net gains, income, losses, expenses or charges with respect to (i) disposed, abandoned, closed and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned, and discontinued operations and (ii) facilities, plants or distribution centers that have been closed during such period;

(11) any fees, expenses and charges (including rationalization, legal, tax and structuring fees, costs and expenses) Incurred in connection with (i) the consummation of the Rothsay Acquisition, the Vion Acquisition and the other Transactions, including, in each case, any related financings (in each case, other than any Consolidated Interest Expense relating thereto), including any expenses relating to the extinguishment of debt, (ii) any Investment (other than an Investment among the Issuer and its Subsidiaries in the ordinary course of business), (iii) any Asset Disposition outside the ordinary course of business, (iv) the Incurrence or repayment of Indebtedness (other than an Incurrence or repayment of Indebtedness among the Issuer and its Subsidiaries in the ordinary course of business), (v) any issuance of Equity Interests, and (vi) any refinancing, amendment or modification of Indebtedness, in each case including (A) any such transaction consummated prior to the Acquisition Closing Date and any such transaction undertaken but not completed and (B) any charges or non-recurring merger costs Incurred during such period as a result of any such transaction;

(12) effects of adjustments (including the effects of such adjustments pushed down to any Restricted Subsidiary) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase/acquisition accounting or recapitalization accounting in relation to the Rothsay Acquisition, the Vion Acquisition or any other consummated acquisition or recapitalization or the amortization or write-off of any amounts thereof in accordance with GAAP, net of taxes;

(13) any accruals and reserves established or adjusted within 12 months after the Acquisition Closing Date that are required to be established or adjusted as a result of the Rothsay Acquisition and the Transactions, in accordance with GAAP or as a result of the adoption or modification of accounting policies; and

(14) any goodwill or other intangible asset impairment charge or write-off.

“Consolidated Total Assets” as of any date of determination, means the total amount of assets which would appear on a consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Credit Facility” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Senior Secured Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders or investors or indentures or other agreements providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or other Indebtedness, in each case, as amended, restated, amended and restated, supplemented, modified, renewed, refunded, replaced in any matter (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time (including successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing, including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities to investors), and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture and whether any Credit Facility exists at any time).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Darling” means Darling International Inc.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Initial Note, Additional Note or Exchange Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary, until converted or exchanged); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) provide that the Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) pursuant to such provision prior to compliance by the Issuer with Section 4.10 and Section 4.14 and such repurchase or redemption complies with Section 4.07.

“Dutch Subsidiary” means any Subsidiary incorporated in The Netherlands.

“DTC” means the Depository Trust Company.

“Equity Offering” means an offering for cash by the Issuer of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (w) public offerings with respect to the Issuer’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (x) an issuance to any Subsidiary, (y) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control or (z) any offering giving rise to Excluded Contributions.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement to be dated as of the Issue Date among the Issuer, the Escrow Agent and the Trustee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the Notes issued in exchange for the Initial Notes or initial Additional Notes pursuant to the Registration Rights Agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Contributions” means the Net Cash Proceeds or the fair market value of the assets (as determined conclusively by the Issuer) received by the Issuer after the Acquisition Closing Date from:

(1) capital contributions to its common equity capital; and

(2) the sale (other than to a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of Capital Stock (other than Disqualified Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Existing Notes” means the Issuer’s 8.5% Senior Notes due 2018.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession except for any reports or financial statements required to be delivered under Section 4.03 which shall be prepared in accordance with GAAP as in effect on the date thereof and as in effect from time to time. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP, except that in the event the Issuer is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture. However, at any time after adoption of IFRS by the Issuer for its financial statements and reports for all financial reporting purposes, the Issuer may elect to apply IFRS for all purposes of this Indenture, and, upon any such election, references in this Indenture to GAAP shall be construed to mean IFRS as in effect on the date of such election; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS as in effect from time to time, (3) from and after such election, all ratios, computations, calculations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Issue Date, (4) such election shall not have the effect of rendering invalid (or causing a Default or an Event of Default as a result of) any transaction made prior to the date of such election pursuant to the covenants described under Article 4 if such transaction was valid under this Indenture on the date made, Incurred or taken, as the case may be, and (5) all accounting terms and references in this Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS. The Issuer shall give written notice of any election to the Trustee and the holders of Notes within 5 Business Days of such election.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5) (a) Capitalized Lease Obligations of such Person and (b) all Attributable Indebtedness of such Person that appears as a liability on the balance sheet of such Person under GAAP;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset as determined by such Person in good faith on the date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the maximum aggregate amount (giving effect to any netting arrangements) that would be payable by such Person at such time); and

(10) to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to Qualified Receivables Transaction.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness” provided that such money is held to secure the payment of such interest. For purposes of determining compliance with any covenant contained in this Indenture (including the computation of the Consolidated Coverage Ratio, the Leverage Ratio and the Secured Leverage Ratio), Indebtedness shall be determined without giving effect to (a) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Issuer or any Subsidiary at “fair value”, as defined therein, and (b) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

The term “Indebtedness” shall not include:

(1) in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

(2) any lease of property which would be considered an operating lease under GAAP;

(3) (a) any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes and (b) any joint and several tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law; or

(4) Contingent Obligations Incurred in the ordinary course of business.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means Goldman, Sachs & Co., J.P. Morgan Securities LLC and BMO Capital Markets Corp.

“interest” with respect to the Notes means interest with respect thereto and “Additional Interest,” if any.

“Interest Payment Date” means July 15 and January 15 of each year, commencing July 15, 2014.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Issuer or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Issuer.

For purposes of Section 4.07 and the definition of “Permitted Investment,”

(1) “Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined in good faith by the Issuer) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer; and

(3) (a) guarantees of obligations not constituting Indebtedness shall not be deemed to be “Investments” and (b) the amount of any Investment shall be deemed to be the initial amount invested, without regard to write-offs or write-downs, but after giving effect to (such effect shall result in the replenishment of any basket) all payments or repayments of, or returns on, such Investment.; and

(4) “Investment” will include in connection with the sale or other disposition of any Voting Stock of any Restricted Subsidiary where, after giving effect to any such sale or disposition, such entity will no longer be a Subsidiary of the Issuer, an amount, calculated on the date of any such sale or disposition, equal to the fair market value (as conclusively determined in good faith by the Issuer) of the Capital Stock of such Subsidiary not being sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s

Ratings Group, Inc. (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside the Issuer’s control, any equivalent investment grade rating by any Rating Agency selected by the Issuer as a replacement Rating Agency).

“Issue Date” means January 2, 2014.

“Issuer” means the party named as such in the first paragraph of this Indenture or any successor obligor to its Obligations under this Indenture and the Notes pursuant to Article 5.

“Leverage Ratio” means, as of any date of determination, the ratio of (1) Total Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) minus all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters or credit, banker’s acceptances or similar instruments outstanding as of the balance sheet date to (2) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date. The Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Coverage Ratio” (including for acquisitions).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest Holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition); provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Issuer or any Restricted Subsidiary.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Restricted Subsidiary” means a Restricted Subsidiary that is not a Subsidiary Guarantor.

“Notes” means any Note authenticated and delivered under this Indenture, including the Initial Notes. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes, including, without limitation, the Exchange Notes.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an Asset Disposition Offer or a Change of Control Offer.

“Offering Circular” means the offering circular, dated December 18, 2013, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, any Vice President, the Treasurer or the Secretary of the Issuer or, in the event that the Issuer is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Issuer.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. Such counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(1) (a) the Issuer or any Restricted Subsidiary (other than a Receivables Entity), and (b) a Subsidiary in connection with (i) reorganizations and related to tax planning and (ii) the consummation of any Restricted Payment or Permitted Investment permitted under this Indenture substantially contemporaneously with the receipt by such Subsidiary of the proceeds of such Investment;

(2) (a) another Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity), including in connection with the formation of a Restricted Subsidiary (other than a Receivables Entity) and (b) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Issuer or a Restricted Subsidiary (other than a Receivables Entity); provided, however, that, in each case, such Person’s primary business is a Related Business;

(3) cash and Cash Equivalents or Investments that were Cash Equivalents when made;

(4) receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel, entertainment, relocation and similar loans or advances to cover matters that are made in the ordinary course of business;

(6) loans or advances to employees, officers or directors of the Issuer or any Restricted Subsidiary of the Issuer in the ordinary course of business in an aggregate amount not in excess of $10.0 million outstanding at any one time;

(7) extension of trade credit, loans or advances to customers, clients or suppliers in the ordinary course of business;

(8) Investments received in settlement of debts (including delinquent accounts and disputes) created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization, workout, recapitalization or similar arrangement, including upon the bankruptcy or insolvency of a debtor or upon foreclosure, deed in lieu of foreclosure or other transfer of title;

(9) Investments made as a result of the receipt of notes and other non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.10;

(10) Investments in existence, or made pursuant to binding commitments existing, on the Acquisition Closing Date and any modification, replacement, renewal or extension thereof (provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Indenture);

(11) Investments represented by Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(12) Investments by the Issuer or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (12), in an aggregate amount at the time of such Investment not to exceed the greater of (x) $125 million and (y) 2.2% of Consolidated Total Assets outstanding at any one time;

(13) Guarantees issued in accordance with Section 4.09 (including payments thereunder and Investments in respect thereof in lieu of such payments);

(14) Investments by the Issuer or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction; provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Issuer or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(15) any Asset Swap made in accordance with Section 4.10;

(16) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) Investments in inventory and goods in the ordinary course of business;

(18) Investments of a Restricted Subsidiary acquired after the Acquisition Closing Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Acquisition Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and any modification, replacement, renewal or extension of any such Investment so long as no such modification, replacement, renewal or extension increases the amount of such Investment except as otherwise permitted by the terms of this Indenture;

(19) any acquisition of assets or Capital Stock solely in exchange for, or out of the Net Cash Proceeds received from, the substantially contemporaneous issuance of Capital Stock (other than Disqualified Stock) of the Issuer; provided that the amount of any such Net Cash Proceeds that are utilized for any such Investment pursuant to this clause (19) will be excluded from Section 4.07(a)(C)(ii);

(20) Investments made in joint ventures and non-Wholly-Owned Subsidiaries as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in the ordinary course of business in an aggregate amount not to exceed the greater of (x) $50.0 million and (y) 0.85% of Consolidated Total Assets;

(21) pledges or deposits permitted under clauses (2), (5), (26) and (28) of the definition of Permitted Liens;

(22) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Issuer and its Restricted Subsidiaries in connection with such plans;

(23) Investments (a) of up to the greater of (x) $300.0 million and (y) 5.25% of Consolidated Total Assets in joint ventures, including the Renewable Diesel Joint Venture and (b) in respect of the Renewable Diesel Joint Venture or any other joint venture in the form of Guarantees permitted under Section 4.09(b)(15) or Liens permitted by clause (24) of the definition of “Permitted Liens”;

(24) to the extent constituting an Investment, Liens permitted by this Indenture;

(25) Investments in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; provided that the cash balances for the purposes of making such advances to Subsidiaries or joint ventures are held by the Issuer or a Restricted Subsidiary;

(26) the Issuer may serve as an account party under a letter of credit or provide cash collateral to support obligations of Insurance Company of Colorado, Inc. or any other captive insurance company as long as such support is required by, and is in the amount required by, applicable insurance regulations;

(27) Investments (i) constituting deposits, prepayments or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business; and

(28) (a) any Investment in a Related Business or any Related Business Assets; provided that, if after giving pro forma effect to any such Investment, the Leverage Ratio would be greater than 3.75 to 1.00, the aggregate fair market value of any such Investment, taken together with all other Investments made pursuant to this clause (28)(a) that are at that time outstanding, shall not exceed the greater of $150.0 million and 2.6% of Consolidated Total Assets, and (b) the purchase, holding or other acquisition of Capital Stock in Persons that after giving effect to any such Investment will not be a Subsidiary of the Issuer, so long as (i) no Default exists or would result therefrom at the time such Investment is committed to be made and (ii) the Secured Leverage Ratio would be less than or equal to 2.75 to 1.00 after giving pro forma effect to any such Investment.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations under any Credit Facility and Hedging Obligations and cash management arrangements with Persons or Affiliates of Persons party to such Credit Facility permitted to be secured by such Liens by such Credit Facility and Liens securing Guarantees of Restricted Subsidiaries of Indebtedness and other obligations under such Credit Facility, in each case permitted to be Incurred under Section 4.09(b)(1);

(2) (i) pledges or deposits by such Person or Liens arising (A) under workers’ compensation laws, health, disability or other employment benefits, unemployment insurance laws, social security or similar legislation or regulations, property, casualty or liability insurance or premiums related thereto, self-insurance obligations or captive insurance subsidiaries or (B) to secure letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments posted to support payment of items set forth in this clause (2)(i), (ii) good faith deposits in connection with (and Liens securing the performance of, or granted in lieu of) bids, tenders, contracts with trade creditors, bids, contracts (other than in respect of debt for borrowed money) or leases to which such Person is a party, (iii) deposits to secure (and Liens securing the performance of, or granted in lieu of) public or statutory obligations of such Person, or (iv) deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens arising or imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s, landlord’s, customs’ and revenue authorities’ and other like Liens Incurred in the ordinary course of business, or created in order to comply with applicable requirements of law, including any security requested to be created by any creditor of a German Subsidiary in connection with (i) a merger of a German Subsidiary pursuant to Section 22 of the German Reorganization Act (Umwandlungsgesetz) and/or (ii) the termination of a domination and profit and loss pooling agreement (Beherrschungs—und Gewinnnabführungsvertrag) pursuant to Section 303 of the German Stock Corporation Act (AktG);

(4) Liens for taxes (including VAT), assessments or other governmental charges (a) that are not overdue by more than 30 days or, if overdue by more than 30 days, are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof or (b) with respect to which the failure to make payment is not reasonably expected by the Issuer to have a material adverse effect on the financial condition or results of operations of the Issuer and its Restricted Subsidiaries, taken as a whole;

(5) Liens, including deposits made in connection therewith, in favor of issuers of surety, customs, stay, appeal or performance bonds or performance and completion guarantees and other obligations of a like nature or letters of credit, bankers’ acceptances, bank guarantees or similar instruments issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such instruments are issued in compliance with the covenant described under Section 4.09.

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect or impair the use of such property in the operation of the business of such Person;

(7) Liens securing (a) Hedging Obligations permitted under this Indenture and (b) Indebtedness of the type described in Section 4.09(b)(22).

(8) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Issuer or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein;

(9) any interest or title of a lessor, sublessor, licensee, sublicense, licensor or sublicensor under any lease or license agreement permitted or not prohibited by this Indenture and leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) granted in the ordinary course of business which do not interfere in any material respect with the business of the Issuer or any of its Restricted Subsidiaries;

(10) Liens in respect of judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights related to litigation being contested that do not constitute an Event of Default under Section 6.01(a)(7);

(11) Liens for the purpose of securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments (including the interests of vendors and lessors under conditional sale, title retention agreements and extended title retention agreements (verlängerter Eigentumsvorbehalt)) Incurred to finance all or any part of the purchase price or cost of design, construction, lease, installation or improvement of assets or property (other than Capital Stock, except Capital Stock in a Person that becomes a Restricted Subsidiary) acquired, constructed, repaired or improved in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under Section 4.09(b)(9) or Section 4.09(b)(26); and

(b) such Liens are created within 180 days of the acquisition or the completion of the construction or improvement of such assets or property and do not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto, provided, further, that such Liens shall not apply to any other property or asset of the Issuer or a Restricted Subsidiary (other than the proceeds and products thereof and accessions thereto, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted under this Indenture provided by such Person or its Affiliates);

(12) Liens (a) arising by virtue of any statutory or common law provisions relating to banker’s Liens (including Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code), rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution or (b) encumbering reasonable customary initial deposits and margin deposits;

(13) Liens arising from Uniform Commercial Code or PPSA (or similar law of any jurisdiction) financing statement filings regarding leases and consignment or bailee arrangements entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee;

(14) Liens existing on the Acquisition Closing Date (other than Liens permitted under clause (1) of this definition);

(15) Liens on assets or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than the proceeds and products thereof and accessions thereto and after acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition and except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by this Indenture provided by such Person or its Affiliates);

(16) Liens on assets at the time the Issuer or a Restricted Subsidiary acquired, constructed, repaired or improved the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by this Indenture provided by such Person or its Affiliates);

(17) Liens securing Indebtedness permitted to be Incurred under Section 4.09(b)(3) or other obligations of a Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary;

(18) Liens (a) securing the Notes and Subsidiary Guarantees and any Exchange Notes and related guarantees issued in an exchange offer under the Registration Rights Agreement and (b) on the proceeds of Indebtedness Incurred in connection with the financing of a transaction permitted under this Indenture, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds in connection with the closing of such transaction;

(19) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (11), (14), (15), (16), (18)(a) and (19) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien thereunder (except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by this Indenture provided by such Person or its Affiliates);

(20) Liens representing the interest of a purchaser of goods sold by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business under conditional sale, title retention, extended title retention (verlängerter Eigentumsvorbehalt), consignment, bailee or similar arrangements; provided that such Liens arise only under the applicable conditional sale, title retention, consignment or similar arrangements and such Liens only encumber the good so sold hereunder;

(21) Liens in favor of the Issuer or any Subsidiary Guarantor;

(22) Liens under industrial revenue, municipal or similar bonds;

(23) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(24) Liens on (a) the Capital Stock of the Renewable Diesel Joint Venture or any other joint venture consisting of a Permitted Renewable Joint Venture Investment or any other Investment permitted to be made pursuant to Section 4.07 or the definition of “Permitted

Investments” in favor of the holder of (x) any Indebtedness of the Renewable Diesel Joint Venture or any other joint venture, (y) any Guarantee of such Indebtedness otherwise permitted under Section 4.09 or (z) any Guarantee of the commitment to make an Investment in the Renewable Diesel Joint Venture or any other joint venture which Investment is otherwise permitted to be made under the definition of “Permitted Investments” and under Section 4.07 and (b) cash and Cash Equivalents to secure (x) obligations to make an Investment in the Renewable Diesel Joint Venture or any other joint venture permitted under the definition of “Permitted Investments” and under Section 4.07 or (y) a letter of credit posted to secure obligations set forth in the foregoing clause (24)(b)(x);

(25) Liens arising as a result of agreements to enter into a Sale/Leaseback Transaction and not securing Indebtedness; provided, that such Liens shall not extend beyond the property that is the subject of such Sale/Leaseback Transaction;

(26) (i) Liens (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 4.07 or the definition of “Permitted Investment,” which are applied against the purchase price for such Investment, and (B) consisting of an agreement to dispose of any property in a disposition permitted pursuant to Section 4.10 in each case, solely to the extent such transaction is permitted under this Indenture, and (ii) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Indenture;

(27) Liens securing Indebtedness (other than Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $100.0 million and (y) 1.75% of Consolidated Total Assets;

(28) Liens granted in the ordinary course of business to secure (a) (i) liabilities for premiums or reimbursement obligations to insurance carriers or self-insurance obligations and (ii) liabilities in respect of indemnification obligations under leases or other contractual obligations and (b) letters of credit, bank guarantees, banker’s acceptances, surety bonds or similar instruments posted to support payment of items set forth in this clause (28); provided that such letters of credit, bank guarantees, banker’s acceptances, surety bonds or similar instruments are issued in compliance with this Indenture;

(29) Liens (a) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Issuer or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations Incurred in the ordinary course of business of such Person or (b) granted in the ordinary course of business by the Issuer or any Restricted Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions (including, without limitation, any Lien arising by entering into standard banking arrangements (AGB-Banken or AGB-Sparkassen) in Germany), in each case, which are within the general parameters customary in the banking industry;

(30) Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(31) (a) Liens on Capital Stock in joint ventures (including the Renewable Diesel Joint Venture) or Unrestricted Subsidiaries; provided such Liens secure Indebtedness of such joint ventures or Unrestricted Subsidiaries, as applicable and (b) any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Capital Stock of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(32) Liens consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(33) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(34) Liens securing Indebtedness of any Non-Guarantor Restricted Subsidiary; provided that any such Lien is limited to all or part of the property or assets of such Non-Guarantor Restricted Subsidiary and the Capital Stock of such Non-Guarantor Restricted Subsidiary;

(35) any Lien arising under clause 24 or clause 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions;

(36) any netting or set-off arrangement entered into by any Dutch Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of any Dutch Subsidiary;

(37) Liens on repurchase agreements constituting Cash Equivalents; and

(38) Liens securing Indebtedness (other than Subordinated Obligations); provided that at the time of Incurrence and after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio (calculated assuming all commitments relating to any revolving credit facility have been fully drawn) of the Issuer would not exceed 2.75 to 1.0.

“Permitted Renewable Joint Venture Investments” means, without duplication, (i) any Investment in the Renewable Diesel Joint Venture or any other joint venture made pursuant to clause (23) of the definition of “Permitted Investment” and (ii) the amount of any unreimbursed payments made pursuant to the Guarantee or the exercise of remedies under any Lien, in each case permitted under Section 4.09(b)(15).

“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“PPSA” means the Personal Property Security Act (Ontario), as in effect from time to time.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and a line of credit, which may be irrevocable, from the Issuer or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the

Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Optional Escrow Funding Date” means each of (a) January 31, 2014 and (b) February 28, 2014, as applicable.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Issuer or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Issuer or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

“Rating Agency” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of its Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Issuer or any Restricted Subsidiary makes an Investment and to which the Issuer or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Issuer (as provided in this definition) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(A) is guaranteed by the Issuer or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B) is recourse to or obligates the Issuer or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(C) subjects any property or asset of the Issuer or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Issuer nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Issuer nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off- balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Record Date” for the interest or Additional Interest, if any, payable on any applicable Interest Payment Date means January 1 or July 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Acquisition Closing Date or Incurred in compliance with this Indenture, including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness, reasonable tender premiums and fees Incurred in connection therewith); and

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Subsidiary Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced.

“Registration Rights Agreement” means the registration rights agreement dated as of the Issue Date by and among the Issuer and the Initial Purchasers and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Issuer and the other parties thereto, as such agreements may be amended from time to time.

“Related Business” means any business which is the same as or related, ancillary or complementary to, or a reasonable extension or expansion of, any of the businesses of the Issuer and its Restricted Subsidiaries on the Acquisition Closing Date, including, for the avoidance of doubt, the Renewable Diesel Joint Venture.

“Related Business Assets” means any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used or useful by the Issuer or a Restricted Subsidiary in a Related Business or capital expenditures relating thereto.

“Renewable Diesel Joint Venture” means one or more joint ventures formed with an Affiliate of Valero Energy Corporation in connection with the building and/or operation of one or more renewable diesel facilities in the United States, including any Subsidiary thereof and any Subsidiary that is a holding company through which the Issuer holds its interests in such joint ventures and, in the case of an Unrestricted Subsidiary, has no other material assets or operations unrelated to such joint ventures.

“Renewable Diesel Joint Venture Indebtedness” means any Indebtedness specified in Section 4.09(b)(15); provided that the Renewable Diesel Joint Venture is not a Restricted Subsidiary of the Issuer.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes Legend” means the legend set forth in Section 2.3(e)(i) of Appendix A to this Indenture.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Rothsay Acquisition” means the acquisition by the Issuer of the Rothsay business pursuant to the Rothsay Acquisition Agreement.

“Rothsay Acquisition Agreement” means the Acquisition Agreement, dated as of August 23, 2013, between Maple Leaf Foods Inc. and the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such property to a Person (other than the Issuer or any of its Restricted Subsidiaries) and the Issuer or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means Total Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) Secured Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) minus all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters or credit, banker’s acceptances or similar instruments outstanding as of the balance sheet date to (2) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date. The Secured Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Coverage Ratio” (including for acquisitions).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 27, 2013 among the Issuer, J.P. Morgan Chase Bank, N.A., as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, restated, amended and restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with Section 4.09), including the amendment and restatement of such credit agreement on or prior to the Acquisition Closing Date as described, in all material respects, in the Offering Circular.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Restricted Subsidiary which are reasonably customary in Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Issuer or any Restricted Subsidiary (whether outstanding on the Acquisition Closing Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or any Subsidiary Guarantee pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Issuer.

“Subsidiary Guarantee” means, individually, any Guarantee of the Issuer’s Obligations under the Notes and this Indenture by a Subsidiary Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by this Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Acquisition Closing Date that provides a Subsidiary Guarantee on the Acquisition Closing Date and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with this Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with this Indenture, such Restricted Subsidiary shall cease to be a Subsidiary Guarantor

“Total Indebtedness” means, at the time of determination, the sum of the following determined for the Issuer and the Restricted Subsidiaries on a consolidated basis (without duplication) in accordance with GAAP: (a) all obligations for borrowed money; plus (b) all Guarantees of obligations for borrowed money; plus (c) all Capitalized Lease Obligations and purchase money indebtedness; plus (d) all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters of credit, banker’s acceptances or similar instruments.

“Transactions” means (i) the transactions contemplated by the Vion Acquisition Agreement and the Transitional Services Agreement, (ii) the borrowings under the Senior Secured Credit Agreement to finance a portion of the consideration for the Vion Acquisition, (iii) the issuance of the Notes on the Issue Date, (iv) the offering by the Issuer of its Common Stock in connection with the Vion Acquisition, (v) the refinancing, repayment or redemption of Indebtedness (including the redemption of the Existing Notes and the discharge of the related indenture) in connection with the foregoing transactions, (vi) the merger of Darling Escrow Corporation with and into Darling on the Acquisition Closing Date, and (vii) the payment of fees and expenses related to the foregoing.

“Transfer Restricted Notes” means any Notes that bear or are required to bear the Restricted Notes Legend.

“Transitional Services Agreement” means the Transitional Services Agreement to be dated the Acquisition Closing Date relating to the Ingredients business of the VION Group between VION Holding N.V. and the Issuer as described, in all material respects, in the Offering Circular.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to any redemption date or, in the case of a redemption in connection with a satisfaction and discharge or defeasance, at least two Business Days prior to the deposit of funds with the Trustee in accordance with the applicable provisions of this Indenture (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) in each case most nearly equal to the period from such redemption date to January 15, 2017; provided, however, that if the period from such redemption date to January 15, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to January 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trustee” means U.S. Bank National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor trustee serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code, as in effect in the relevant jurisdiction from time to time.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; provided, that each of the Insurance Company of Colorado, Inc., Darling Green Energy, LLC, Rosellen Marine, Ltd. and each of their respective Subsidiaries shall be an Unrestricted Subsidiary of the Issuer as of the Acquisition Closing Date; provided, further, that if the Renewable Diesel Joint Venture is or becomes a Subsidiary of the Issuer, the Renewable Diesel Joint Venture shall be an Unrestricted Subsidiary of the Issuer notwithstanding that it fails to satisfy the criteria set forth below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Indebtedness to which the lender has no recourse to any of the assets of the Issuer or any Restricted Subsidiary;

(3) such designation and the Investment of the Issuer in such Subsidiary constitutes a Permitted Investment or complies with Section 4.07; and

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Issuer and its Subsidiaries.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary (other than the Renewable Diesel Joint Venture, but without limiting the application of the provisions described under Article 4 to the Renewable Diesel Joint Venture) would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Issuer could Incur at least $1.00 of additional Indebtedness under Section 4.09(a) on a pro forma basis taking into account such designation or the Consolidated Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than or equal to such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation; and

(3) all Liens of such Unrestricted Subsidiary outstanding immediately following such designation as a Restricted Subsidiary would either (a) if Incurred at such time, have been permitted to be Incurred under Section 4.12, or (b) extend only to the assets or property of such Unrestricted Subsidiary that is being designated to be a Restricted Subsidiary that will become a Subsidiary Guarantor; provided, however, that, in the case of clause (b), such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such designation.

“U.S.” means the United States of America.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the Holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Vion” means the VION Ingredients division of VION Holding N.V.

“Vion Acquisition” means the acquisition by the Issuer of the Ingredients business of the VION Group pursuant to the Vion Acquisition Agreement.

“Vion Acquisition Agreement” means the Sale and Purchase Agreement, dated as of October 5, 2013, relating to the Ingredients business of the VION Group between VION Holding N.V. and the Issuer as described, in all material respects, in the Offering Circular, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified (it being understood and agreed that any amendment, restatement, amendment and restatement, supplement or other modification that in the reasonable opinion of the Issuer is materially adverse to the interests of the Holders of the Notes will not be given effect unless consented to by a majority of the Holders of the Notes).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or another Wholly-Owned Subsidiary.

Section 1.02	Other Definitions.

Term	Defined in Section

“Acceptable Commitment”	4.10(a)
“Agent Members”	2.1(c) of Appendix A
“Affiliate Transaction”	4.11(a)
“Applicable Procedures”	1.1(a) of Appendix A
“Asset Disposition Offer”	4.10(b)
“Asset Disposition Offer Amount”	4.10(c)
“Asset Disposition Offer Period”	3.09(b)
“Asset Disposition Purchase Date”	3.09(b)
“Authentication Order”	2.02(c)
“Automatic Exchange”	2.3(j) of Appendix A
“Automatic Exchange Date”	2.3(j) of Appendix A
“Automatic Exchange Notice”	2.3(j) of Appendix A
“Automatic Exchange Notice Date”	2.3(j) of Appendix A
“Change of Control Offer”	4.14(b)
“Change of Control Payment”	4.14(b)(1)
“Change of Control Payment Date”	4.14(b)(2)
“Clearstream”	1.1(a) of Appendix A
“Covenant Defeasance”	8.03
“cross acceleration”	6.01(a)(5)(B)
“Definitive Notes Legend”	2.3(e) of Appendix A
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(b)
“Expiration Date”	1.05(j)
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	2.3(e) of Appendix A
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	2.1(b) of Appendix A
“Legal Defeasance”	8.02(a)
“Note Register”	2.03(a)
“Paying Agent”	2.03(a)
“payment default”	6.01(a)(5)(A)
“QIB”	1.1(a) of Appendix A
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Restricted Payments”	4.07(a)

Term	Defined in Section

“Restricted Notes Legend”	2.3(e) of Appendix A
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Rule 501”	1.1(a) of Appendix A
“Second Commitment”	4.10(a)
“Successor Company”	5.01(a)(1)
“Successor Guarantor”	5.01(b)(1)
“Suspended Covenants”	4.16(a)
“Suspension Period”	4.16(b)

Section 1.03	Rules of Construction.

(a) Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein, and a term used herein that is defined in the Trust Indenture Act, either directly or by reference therein, shall have the meaning assigned to it therein;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(6) “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts;

(7) provisions apply to successive events and transactions;

(8) unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(9) the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(10) “including” means including without limitation;

(11) references to (a) sections of, or rules under, the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time and (b) Moody’s Investors Services, Inc. or Standard & Poor’s Ratings Group, Inc. shall include any successor to such rating agency business; and

(12) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture.

(b) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness or Liens, the making of any Investment, Permitted Investment or Restricted Payment or Asset Disposition or the entering into any Affiliate Transaction or any other transaction, event or circumstance, or any determination made under any other provision of this Indenture (any of the foregoing, a “subject transaction”), the U.S. dollar-equivalent principal amount of a subject transaction denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date of such subject transaction (which, in the case of revolving credit Indebtedness, shall be deemed to be date first committed, and, in all other cases shall be deemed to be the date Incurred, made or entered into or the date of the occurrence of such transaction, event or circumstance or the applicable date of determination); provided that if such Indebtedness is Incurred (and, if applicable, any associated Lien is granted) to refinance or replace other Indebtedness denominated in a foreign currency, and such refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, any associated Lien) does not exceed the principal amount of such Indebtedness being refinanced or replaced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer may Incur pursuant to this covenant shall not be deemed to be exceeded (and no Default or Event of Default shall be deemed to have occurred) solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(c) For purposes of determining compliance with any financial ratio in connection with any subject transaction (as defined above), such financial ratio shall only be calculated as of the time of such subject transaction. For purposes of determining the value of any Cash Equivalents in connection with any subject transaction, the value of such Cash Equivalents shall be determined as of the time of such subject transaction.

Section 1.04	Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act as applicable to this Indenture, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“Commission” means the SEC;

“indenture securities” means the Notes and the Guarantees;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Guarantees means the Issuer and the Subsidiary Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.05	Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Subsidiary Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Issuer and the Subsidiary Guarantors, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Issuer or the Subsidiary Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders, but the Issuer shall have no obligation to do so; provided that the Issuer may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) of this Section 1.05. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Issuer, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 12.02.

(f) The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy referred to in Section 6.06(2). If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuer and to each Holder in the manner set forth in Section 12.02.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary, that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j) With respect to any record date set pursuant to this Section 1.05, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 12.02, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.05, the party hereto which set such record date shall be deemed to have initially designated the 45th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

ARTICLE 2

THE NOTES

Section 2.01	Form and Dating; Terms.

(a) Provisions relating to the Notes issued are set forth in Appendix A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Subsidiary Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Disposition Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the initial interest accrual date) as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09. Any Additional Notes shall be issued with the benefit of a supplemental indenture to this Indenture.

Section 2.02	Execution and Authentication.

(a) At least one Officer shall execute the Notes on behalf of the Issuer by manual, facsimile or other electronic (including “.pdf” or “.tif” format) signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c) On the Issue Date, the Trustee shall, upon receipt of a written order of the Issuer signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes and Exchange Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes or Exchange Notes issued hereunder.

(d) The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03	Registrar and Paying Agent.

(a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

(b) The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04	Paying Agent to Hold Money in Trust.

The Issuer shall, no later than 12:00 noon (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, and the Issuer shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.06	Transfer and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange (other than pursuant to Section 2.07), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(d) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e) Neither the Issuer nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(g) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(i) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic (including “.pdf” or “.tif” format) transmission.

Section 2.07	Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Issuer, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for the expenses of the Issuer and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08	Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided that Notes held by the Issuer or a Subsidiary of the Issuer will not be deemed to be outstanding for purposes of Section 3.07(b).

(b) If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c) If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09	Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10	Temporary Notes.

Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11	Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall, upon the written request of the Issuer, be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12	Defaulted Interest.

(a) If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special record date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail, or cause to be mailed to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b) Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13	CUSIP and ISIN Numbers

The Issuer in issuing the Notes may use CUSIP and/or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP and/or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01	Notices to Trustee.

If the Issuer elects to redeem the Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least two Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (1) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price, if then ascertainable. If any such redemption is subject to compliance with a condition permitted by this Indenture, such Officers’ Certificate shall certify that such condition has been complied with or shall certify, if such is the case, any conditions to be complied with, and the Issuer shall give the Trustee prompt notice of such non-compliance, after which the Trustee shall give notice to the Holders in the same manner as the related notice of redemption was given that such conditions have not been complied with and that the redemption shall not occur.

Section 3.02	Selection of Notes to Be Redeemed or Purchased.

(a) If less than all of the Notes are to be redeemed pursuant to Section 3.07 or purchased in an Offer to Purchase at any time, the Trustee shall select the Notes to be redeemed or purchased on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate, and in accordance with the procedures of the Depositary in the case of Global Notes; provided that the unredeemed portion of any Note redeemed in part must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the then outstanding Notes not previously called for redemption or purchase.

(b) The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

(c) After the redemption date, upon surrender of a Note to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same Indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption).

Section 3.03	Notice of Redemption.

(a) Subject to Section 3.09, the Issuer shall mail, or cause to be mailed (or, in the case of Notes held in book-entry form, by electronic transmission) notices of redemption of Notes at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed pursuant to this Article at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11.

(b) The notice shall identify the Notes (including CUSIP and/or ISIN number) to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price if then ascertainable, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(a), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

(c) At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05	Deposit of Redemption or Purchase Price.

(a) No later than 12:00 noon (New York City time) on the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the redemption or purchase date. The Paying Agent shall promptly pay to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b) If the Issuer complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase, whether or not such Notes are presented for payment. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid on the optional redemption date to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06	Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07	Optional Redemption.

(a) At any time prior to January 15, 2017, the Issuer may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the procedures of the Depositary, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium and accrued and unpaid interest, if any, to but excluding the redemption date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the redemption date. Promptly after the determination thereof, the Issuer shall give the Trustee notice of the redemption price provided for in this Section 3.07(a), and the Trustee shall not be responsible for such calculation.

(b) Prior to January 15, 2017, the Issuer may on any one or more occasions redeem up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 105.375% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that (1) at least 50% of the sum of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of each such redemption; and (2) such redemption occurs within 90 days of the date of closing of each such Equity Offering.

(c) Except pursuant to Section 3.07(a) or (b), the Notes shall not be redeemable at the Issuer’s option prior to January 15, 2017.

(d) On and after January 15, 2017, the Issuer may redeem the Notes, in whole or in part, upon notice pursuant to Section 3.03 at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in this Section 3.07(d), plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2017	104.031%
2018	102.688%
2019	101.344%
2020 and thereafter	100.000%

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(f) The Issuer or its Affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.08	Mandatory Redemption.

Except as pursuant to Section 3.10, the Issuer will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09	Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Issuer is required to commence an Asset Disposition Offer, the Issuer will follow the procedures specified in this Section 3.09.

(b) The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than ten Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness required to be purchased pursuant to Section 4.10(c).

(c) If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Asset Disposition Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date and no additional interest will be payable on Notes tendered and purchased from Holders on the Asset Purchase Date.

(d) Upon the commencement of an Asset Disposition Offer, the Issuer shall mail a notice (or, in the case of Global Notes, otherwise communicate in accordance with the procedures of DTC) to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The Asset Disposition Offer shall be made to all Holders and, if required, all holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1) that the Asset Disposition Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Disposition Offer shall remain open;

(2) the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date;

(3) that any Note not properly tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest on and after the Asset Disposition Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6) that Holders electing to have a Note purchased pursuant to any Asset Disposition Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Disposition Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than the expiration of the Asset Disposition Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Asset Disposition Offer Amount, then the Notes and such Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate accreted value or principal amount, as applicable, of the Notes or such Pari Passu Indebtedness tendered and the selection of the Notes for purchase shall be made by the Trustee by such method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note having a principal amount of $2,000 shall be purchased in part; and

(9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same Indebtedness to the extent not repurchased.

(e) On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000; provided, that if following a repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately following such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately following such repurchase is $2,000. The Issuer will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this covenant and, in addition, the Issuer will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes or Holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such Holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Issuer will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

(f) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.09 or Section 4.10, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

(g) Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

Section 3.10	Special Mandatory Redemption.

(a) Terms used in this Section 3.10 and not otherwise defined in this Indenture shall have the meanings set forth in the Escrow Agreement.

(b) The Notes shall be subject to a mandatory redemption (a “Special Mandatory Redemption”) in the event that either:

(c) the Release Date has not occurred on or prior to the earliest to occur of

(1) the failure to fund the Escrow Account on or before the applicable Optional Escrow Funding Date and

(2) the Completion Date, or (ii) on any date prior to the Completion Date (any such date, the “Determination Date”), the Issuer has determined in its reasonable judgment that the Escrow Release Conditions will not be satisfied by the Completion Date.

(d) In the case of (i) or (ii), pursuant to the Escrow Agreement the Escrow Agent shall release the Escrow Property to the Trustee.

(e) The Issuer or, upon the receipt of written instruction from the Issuer accompanied by an Officers’ Certificate, the Trustee will send a notice of Special Mandatory Redemption to Holders of the Notes no later than one Business Day after the Optional Escrow Funding Date, the Completion Date or the Determination Date, as applicable, and state the following information:

(1) the Special Mandatory Redemption Date (which date shall be set forth in an Officers’ Certificate of the Issuer and shall be five Business Days following the date of the notice of Special Mandatory Redemption);

(2) the Special Mandatory Redemption Price (as defined below), including the portion thereof representing any accrued and unpaid interest;

(3) the applicable clause in the Escrow Agreement pursuant to which the Issuer is permitted or required to release the Escrow Property;

(4) the place or places where Notes are to be surrendered for redemption;

(5) that Notes called for redemption must be so surrendered in order to collect the Special Mandatory Redemption Price;

(6) that on the Special Mandatory Redemption Date, the Special Mandatory Redemption Price will become due and payable on Notes called for redemption, and interest on Notes called for redemption will cease to accrue on and after the Special Mandatory Redemption Date; and

(7) if any Note contains a CUSIP number, no representation is being made as to the correctness of the CUSIP number either as printed on the Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on the Notes.

(f) The redemption price for any Special Mandatory Redemption will be 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes from the Issue Date to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). If funds sufficient to pay the Special Mandatory Redemption Price of all Notes on the Special Mandatory Redemption Date are deposited with the paying agent on or before the Special Mandatory Redemption Date, on and after the Special Mandatory Redemption Date, the Notes will cease to bear interest.

(g) Other than as specifically provided in this Section 3.10 or Section 4.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

Section 4.01	Payment of Notes.

(a) The Issuer will pay or cause to be paid the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of 12:00 noon, New York City time, on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due.

(b) The Issuer shall pay all Additional Interest, if any, in the same manner as interest at the stated rate in the Notes and on the dates and in the amounts set forth in the Registration Rights Agreement. In the event the Issuer is required to pay Additional Interest, the Issuer shall provide written notice to the Trustee of the Issuer’s obligation to pay Additional Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Issuer. The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether the Additional Interest is payable and the amount thereof.

(c) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02	Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and the Subsidiary Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03	Reports and Other Information.

(a) From and after the Acquisition Closing Date, notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, to the extent permitted by the Exchange Act, the Issuer will file with the SEC, and make available to the Trustee and the Holders, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms. In the event that the Issuer is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Issuer will nevertheless make available such Exchange Act reports, documents and information to the Trustee and the Holders as if the Issuer were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms.

(b) If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and the Consolidated EBITDA of the Unrestricted Subsidiaries taken together exceeds 5% of the Consolidated EBITDA of the Issuer, then the quarterly and annual financial information required by Section 4.03(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries. Notwithstanding the foregoing, the Issuer shall comply with the separate financial information requirements for Subsidiary Guarantors and non-guarantor subsidiaries (including any Unrestricted Subsidiaries) contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC.

(c) In addition, the Issuer agrees and the Subsidiary Guarantors will agree that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this Section 4.03, the Issuer and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the Holders as required by this Section 4.03 if it has filed such reports with the SEC via the EDGAR or IDEA filing system and such reports are publicly available.

(d) The filing requirements set forth in this Section 4.03 for the applicable period may be satisfied by the Issuer prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the SEC of the Exchange Offer Registration Statement and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this Section 4.03(d) shall not supersede or in any manner suspend or delay the Issuer’s reporting obligations set forth in paragraphs (a) through (c) of this Section 4.03.

Section 4.04	Compliance Certificate.

(a) The Issuer and each Subsidiary Guarantor (to the extent that such Subsidiary Guarantor is so required under the Trust Indenture Act) will deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer and each Subsidiary Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Issuer and each Subsidiary Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer and each Subsidiary Guarantor are taking or propose to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than ten Business Days after receiving written notice or a responsible officer becoming aware thereof) send to the Trustee written notice specifying such event, its status and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05	Taxes.

The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not reasonably expected by the Issuer to have a material adverse effect on the financial condition or results of operation of the Issuer and its Subsidiaries taken as a whole.

Section 4.06	Stay, Extension and Usury Laws.

The Issuer and each Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each Subsidiary Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07	Limitation on Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of the Issuer’s or its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Issuer; and

(B) dividends or distributions payable to the Issuer or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock (other than Disqualified Stock) on a pro rata basis, taking into account the relative preferences, if any, of the various classes of Capital Stock in such Restricted Subsidiaries), including, for the avoidance of doubt, solely with respect to Subsidiaries organized in Germany, the entering into domination and profit and loss pooling agreements (Beherrschungs—und Ergebnisabführungsverträge) within the meaning of Section 291 of the German Stock Corporation Act (AktG) as well as the distribution of profits and the compensation for losses in connection therewith;

(2) purchase, redeem, retire, defease or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary (other than in exchange for Capital Stock of the Issuer (other than Disqualified Stock));

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, in each case, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (x) Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any other Restricted Subsidiary permitted under Section 4.09(b)(3) or (y) the payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, payment, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(A)	a Default shall have occurred and be continuing (or would result therefrom);

(B)	the Issuer is not able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(C)	the aggregate amount of such Restricted Payment, together with all other Restricted Payments declared or made subsequent to the Acquisition Closing Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (4), (7), (8), (9), and (12) of Section 4.07(b) but including Restricted Payments made pursuant to all other clauses of Section 4.07(b)) would exceed the sum of:

(i) (A) $340.4 million plus (B) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Acquisition Closing Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate (A) Net Cash Proceeds and (B) the fair market value (as determined in good faith by the Issuer) of Related Business Assets or Capital Stock (other than Disqualified Stock) of a Person that becomes a Restricted Subsidiary engaged in a Related Business, in each case received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Acquisition Closing Date (in each case, other than an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), excluding in any event Excluded Contributions and Net Cash Proceeds received by the Issuer from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under Section 3.07(b);

(iii) the amount by which Indebtedness of the Issuer or its Restricted Subsidiaries is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the Acquisition Closing Date of any Indebtedness of the Issuer or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the fair market value of any other property, distributed by the Issuer upon such conversion or exchange);

(iv) the amount equal to the net reduction in Restricted Investments made by the Issuer or any of its Restricted Subsidiaries in any Person resulting from:

(A)	repurchases or redemptions or other acquisitions or retirements of such Restricted Investments by such Person, proceeds realized upon the sale or other disposition of such Restricted Investment to a Person (other than the Issuer or a Restricted Subsidiary of the Issuer), repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payment or other return on capital or Investment) by such Person to the Issuer or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(B)	the (i) redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, (ii) merger or consolidation of Unrestricted Subsidiaries into the Issuer or any of its Restricted Subsidiaries or (iii) transfer (other than by lease) of all or substantially all of the Unrestricted Subsidiaries’ assets to the Issuer or any of its Restricted Subsidiaries after the Acquisition Closing Date (valued in each case as provided in the definition of “Investment”);

which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments made after the Acquisition Closing Date; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

(v) the amount of the cash and Cash Equivalents and the fair market value (as determined in good faith by the Issuer) of property or assets or of marketable securities received by the Issuer or any Restricted Subsidiary in connection with:

(A)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of its employees to the extent funded by the Issuer or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary of the Issuer; or

(B)	any dividend or distribution made by an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary;

provided, however, that no amount will be included under this clause (v) to the extent it is already included in Consolidated Net Income.

(b) The provisions of Section 4.07(a) will not prohibit:

(1) any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Issuer or any Subsidiary Guarantor made by exchange for, or out of the Net Cash Proceeds of (i) the substantially contemporaneous contribution to the common equity capital of the Issuer or (ii) the substantially concurrent sale of Capital Stock of the Issuer (or any direct or indirect parent company of the Issuer to the extent contributed to the capital of the Issuer) (other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (C)(ii) of Section 4.07(a);

(2) (a) any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Issuer or any Subsidiary Guarantor that, in each case, is permitted to be Incurred pursuant to Section 4.09 and that, in each case, constitutes Refinancing Indebtedness and (b) any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of any Non-Guarantor Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of any Non-Guarantor Restricted Subsidiary that is permitted to be Incurred pursuant to Section 4.09 and that constitutes Refinancing Indebtedness;

(3) any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Issuer or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.09 and that, in each case, constitutes Refinancing Indebtedness;

(4) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations of the Issuer or any Restricted Subsidiary from Net Available Cash to the extent permitted under Section 4.10;

(5) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration or the giving of the irrevocable notice, as applicable, if at the date of declaration or the giving of the irrevocable notice such payment would have complied with this Section 4.07;

(6) so long as no Default or Event of Default has occurred and is continuing,

(A) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer held by any future, present or former director, officer, member of management, employee or consultant of the Issuer or any Subsidiary of the Issuer or their assigns, estates, heirs, family members, spouses, former spouses, domestic partners or former domestic partners, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, were received for services related to, or for the benefit of, the Issuer and its Restricted Subsidiaries; provided further that such redemptions or repurchases pursuant to this clause will not exceed $10.0 million in the aggregate during any fiscal year (with any unused amounts in any fiscal year from each of the immediately preceding four fiscal years being carried over to the immediately succeeding fiscal year), plus the amount of any capital contributions to the Issuer as a result of sales of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Issuer or any direct or indirect parent of the Issuer to such persons (provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (C)(ii) of Section 4.07(a)); and

(B) loans or advances to employees, officers or directors of the Issuer or any Subsidiary of the Issuer, the proceeds of which are used to purchase Capital Stock of the Issuer, in an aggregate amount not to exceed $5.0 million outstanding at any one time (without giving effect to the forgiveness of any such loan);

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(8) (a) repurchases of fractional shares of Capital Stock for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of whole shares of Capital Stock; and (b) repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options, warrants or other convertible securities if such Capital Stock represents (i) a portion of the exercise price thereof or (ii) withholding Incurred in connection with such exercise to pay for any taxes in connection therewith;

(9) (a) any payments made in connection with the Transactions pursuant to the Rothsay Acquisition Agreement, the Vion Acquisition Agreement, the Transitional Services Agreement and any other agreements or documents related to the Transactions (without giving effect to amendments, waivers or other modifications to such agreements or documents after the date of the Offering Circular that are materially adverse to the interests of the Holders of the Notes) or as otherwise described in the Offering Circular, and (b) any Restricted Payment in connection with the consummation of the Vion Acquisition and the other Transactions and any actions necessary to implement such transactions;

(10) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.14 or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than the Renewable Diesel Joint Venture or Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(12) Restricted Payments that are made with Excluded Contributions;

(13) Restricted Payments in the form of Investments in Unrestricted Subsidiaries in an amount not to exceed the greater of (x) $75.0 million and (y) 1.3% of Consolidated Total Assets;

(14) so long as no Default has occurred and is continuing, additional Restricted Payments; provided that, if, after giving pro forma effect to any such Restricted Payment, the Leverage Ratio would be greater than 2.75 to 1.00, the aggregate amount of Restricted Payments made pursuant to this clause (14) shall not exceed the greater of (x) $100.0 million and (y) 1.75% of Consolidated Total Assets; and

(15) the payment of dividends, distributions or advances to any holding company that meets the requirements set forth in clause (1) of the definition of “Change of Control” to pay, without duplication, (a) (x) consolidated, combined or similar Federal, state and local income taxes payable by such holding company and directly attributable to the operations of the Issuer and its Subsidiaries and (y) franchise or similar taxes of such holding company required to maintain such holding company’s corporate existence; provided that the amount of such dividends, distributions or advances paid in respect of this clause (a) shall not exceed (A) the excess, if any, of the amount of income tax that would be due with respect to a hypothetical consolidated, combined or similar Federal, state or local tax return that included only the Issuer and its Subsidiaries over the income tax actually payable by the Issuer and its Subsidiaries directly to taxing authorities plus (B) the actual amount of such franchise or similar taxes of such holding company required to maintain such holding company’s corporate existence, each as applicable; (b) fees and expenses (including legal, audit and tax (including franchise tax) expenses) required to maintain its corporate existence, and general corporate operating and overhead expenses of such holding company (including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of such holding company), in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer and its Subsidiaries and public company listing fees to a national securities exchange with respect to such holding company’s securities; and (c) fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity offering of such holding company that has been undertaken to finance the Issuer and its Subsidiaries.

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively in good faith by an Officer or the Board of Directors of the Issuer.

Section 4.08	Limitation on Restrictions on Distribution From Restricted Subsidiaries.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Issuer or its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Issuer or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its property or assets to the Issuer or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

(b) The preceding provisions will not prohibit:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Acquisition Closing Date, including, without limitation, this Indenture, the Notes, the Subsidiary Guarantees, the Escrow Agreement and the Senior Secured Credit Agreement (and related documentation) in effect on such date or any Exchange Notes and the related guarantees issued pursuant to the terms of the Registration Rights Agreement;

(2) any encumbrance or restriction with respect to a Restricted Subsidiary (or its assets) pursuant to an agreement relating to any Capital Stock, other assets or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Issuer or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer or a Restricted Subsidiary or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Issuer or any other Restricted Subsidiary other than the assets and property so acquired;

(3) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this Section 4.08(b) or this clause (3) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (1) or (2) of this Section 4.08(b) or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement, amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing are not materially less favorable, taken as a whole, as determined in good faith by the Issuer, to the Holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clause (1) or (2) of Section 4.08(b) on the Acquisition Closing Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(4) any encumbrance or restriction;

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, sublease, license or similar contract, or the assignment or transfer of any such lease, sublease, license or other contract;

(ii) contained in mortgages, pledges or other security agreements permitted under this Indenture securing Indebtedness of the Issuer or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(iii) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(5) any encumbrance or restriction pursuant to (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(6) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, as determined in good faith by the Issuer, are necessary to effect such Qualified Receivables Transaction;

(7) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) any customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements (including, without limitation, those with respect to the Renewable Diesel Joint Venture), asset sale agreements, sale leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(9) restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(10) encumbrances or restrictions arising or existing by reason of applicable law, any applicable rule, regulation or order or any regulatory authority (including a taxing authority);

(11) encumbrances or restrictions contained in indentures or debt instruments or other agreements governing Indebtedness Incurred or Preferred Stock issued by the Issuer or any Restricted Subsidiary subsequent to the Acquisition Closing Date and permitted pursuant to Section 4.09; provided that such encumbrances and restrictions with respect to such Restricted Subsidiary contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer);

(12) customary provisions in leases, subleases, licenses and other agreements and instruments entered into in the ordinary course of business;

(13) any encumbrance or restriction pursuant to Hedging Obligations; and

(14) any encumbrances or restrictions imposed by any amendments, modifications, restatements, amendments and restatements, extensions, restructurings, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (4) through (13) above; provided that, without duplication of any provisions in clauses (4) through (13) above, such amendments, modifications, restatements, amendments and restatements, extensions, restructurings, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restriction, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09	Limitation on Indebtedness.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof and after giving effect thereto on a pro forma basis (including a pro forma application of the proceeds therefrom):

(1) the Consolidated Coverage Ratio for the Issuer and its Restricted Subsidiaries is at least 2.0 to 1.0; and

(2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence; provided further that Non-Guarantor Restricted Subsidiaries may not Incur Indebtedness pursuant to this Section 4.09(a) if, after giving pro forma effect to such Incurrence (including a pro forma application of the proceeds therefrom), the aggregate principal amount of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries pursuant to this Section 4.09(a) and then outstanding would exceed the greater of (x) $250.0 million and (y) 4.35% of Consolidated Total Assets.

(b) The provisions of Section 4.09(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Issuer or any Restricted Subsidiary Incurred pursuant to a Credit Facility (including the issuance and creation of letters of credit, bank guarantees, bankers’ acceptances and similar instruments thereunder) in an aggregate principal amount up to $3,250.0 million at any one time outstanding;

(2) Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness Incurred in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, to the same extent as the Indebtedness being Guaranteed;

(3) Indebtedness of the Issuer owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a)	if the Issuer is the obligor on such Indebtedness and a Subsidiary Guarantor is not an obligee, such Indebtedness is subordinated in right of payment to the Notes (except (i) in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Restricted Subsidiaries or (ii) if not permitted by any applicable law or regulation or order of any relevant governmental authority);

(b)	if a Subsidiary Guarantor is the obligor on such Indebtedness and the Issuer or a Subsidiary Guarantor is not an obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor (except (i) in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Restricted Subsidiaries or (ii) if not permitted by any applicable law or regulation or order of any relevant governmental authority); and

(c)	(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Issuer or a Restricted Subsidiary (other than a Receivables Entity) of the Issuer and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary (other than a Receivables Entity) of the Issuer and other than in connection with any pledge of such Indebtedness constituting a Permitted Lien shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be.

(4) Indebtedness represented by (a) the Notes issued on the Issue Date, the Subsidiary Guarantees and the related exchange notes and exchange guarantees issued pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (8), (10), (11) and (14) of this Section 4.09(b)) outstanding on the Acquisition Closing Date, and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) of Section 4.09(b) or Incurred pursuant to Section 4.09(a);

(5) Indebtedness of the Issuer or any Restricted Subsidiary (a) Incurred and outstanding on the date of any acquisition of any assets (including through the acquisition of a Person that becomes or is merged with and into the Issuer or a Restricted Subsidiary) or secured by a Lien on any assets (including the assets of the Issuer or any such Restricted Subsidiary) on or prior to the acquisition thereof and (b) Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions in connection with, or in contemplation of, any acquisition of any assets (including through the acquisition of a Person that becomes or is merged with and into the Issuer or a Restricted Subsidiary) or secured by a Lien on any assets (including the assets of the Issuer or any such Restricted Subsidiary) prior to the acquisition thereof; provided, however, that at the time of any such transaction in clauses (a) and (b) of this Section 4.09(b)(5), either (i) the Issuer would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving effect to the Incurrence of such Indebtedness pursuant to this Section 4.09(b)(5) or (ii) on a pro forma basis, the Consolidated Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than or equal to such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(6) (a) Indebtedness of Non-Guarantor Restricted Subsidiaries not to exceed the greater of (x) $250.0 million and (y) 4.35% of Consolidated Total Assets at any time outstanding and (b) Indebtedness of Non-Guarantor Restricted Subsidiaries Incurred under short-term working capital facilities, lines of credit or overdraft facilities secured by such Non-Guarantor Restricted Subsidiary’s accounts receivable and/or inventory in an aggregate principal amount not to exceed 75% of the book value of such Non-Guarantor Restricted Subsidiary’s accounts receivable and inventory;

(7) Indebtedness in connection with Qualified Receivables Transactions in an aggregate principal amount not to exceed 100.0 million at any time outstanding;

(8) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(9) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments, in each case Incurred to finance all or any part of the purchase price or cost of design, construction, lease, installation or improvement of assets or property (other than Capital Stock, except Capital Stock in a Person that becomes a Restricted Subsidiary) acquired, constructed, repaired or improved in the ordinary course of business of the Issuer or such Restricted Subsidiary, and Attributable Indebtedness, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (9), not to exceed the greater of (x) $100.0 million and (y) 1.75% of Consolidated Total Assets at any time outstanding;

(10) Indebtedness Incurred in respect of workers’ compensation claims, health, disability or other employee benefits or unemployment and social security laws and regulations, property, casualty or liability insurance and premiums related thereto, self-insurance obligations, performance, customs, stay, appeal, tax (including VAT), surety and similar bonds, performance or completion guarantees and similar obligations provided by the Issuer or a Restricted Subsidiary in the ordinary course of business;

(11) to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to the real property of the Issuer or any Restricted Subsidiary;

(12) to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(13) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with an Investment or the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished or reimbursed within five Business Days of Incurrence;

(15) Indebtedness in the form of (a) Guarantees of Indebtedness of the Renewable Diesel Joint Venture or other joint ventures; provided that the aggregate principal amount of the Indebtedness so guaranteed pursuant to such Guarantees shall not exceed $300.0 million at any one time outstanding, (b) Guarantees of the obligation to make an Investment in the Renewable Diesel Joint Venture or other joint venture which Investment is otherwise permitted to be made under the definition of “Permitted Investments” or under Section 4.07, (c) Liens on the Capital Stock of the Renewable Diesel Joint Venture or other joint ventures consisting of a Permitted Renewable Joint Venture Investment or any other Investment permitted to be made under the definition of “Permitted Investments” or under Section 4.07 in favor of the holder of any Indebtedness of the Renewable Diesel Joint Venture or any other joint venture and/or the Guarantee set forth in the foregoing clause (15)(a) and (d) Liens on cash and Cash Equivalents to secure (x) obligations to make an Investment in the Renewable Diesel Joint Venture or any other joint venture permitted under the definition of “Permitted Investments” or under Section 4.07, or (y) a letter of credit posted to secure obligations set forth in the foregoing clause (15)(d)(x);

(16) to the extent constituting Indebtedness, (a) obligations under any take-or-pay obligations contained in supply and similar arrangements and Incurred in the ordinary course of business, (b) Indebtedness consisting of the financing of insurance premiums, and (c) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(17) all obligations of the Issuer or any Restricted Subsidiary for the reimbursement of any obligor on any letter of credit, banker’s acceptance, bank guarantee, surety bond or similar credit transaction (including any such obligations supported by any letter of credit, banker’s acceptance, bank guarantee or similar instruments); provided that if at any time after the issuance of such letter of credit, banker’s acceptance, bank guarantee, surety bond or other similar credit transaction there is a drawing thereunder, such drawing must, as of the date thereof, then otherwise be permitted pursuant to this Section 4.09;

(18) to the extent constituting Indebtedness, deferred compensation payable to directors, officers, members of management, employees or consultants of the Issuer or any Restricted Subsidiary;

(19) Indebtedness in respect of repurchase agreements constituting Cash Equivalents;

(20) Indebtedness consisting of promissory notes issued by the Issuer or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Issuer or any of its Subsidiaries or their respective assigns, estates, heirs, family members, spouses, former spouses, domestic partners or former domestic partners to finance the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer permitted under Section 4.07;

(21) obligations, contingent or otherwise, for the payment of money under any non-compete, consulting or similar agreement entered into with the seller of a business or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted under this Indenture;

(22) cash management obligations and Indebtedness incurred by the Issuer or any Restricted Subsidiary in respect of netting services, overdraft protections, commercial credit cards, stored value cards, purchasing cards and treasury management services, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate deposit network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management and similar arrangements, in each case entered into in the ordinary course of business in connection with cash management, including cash management among the Issuer and its Subsidiaries, and deposit accounts;

(23) intercompany Indebtedness among the Issuer and its Subsidiaries Incurred in connection with the consummation and/or implementation of the Vion Acquisition and the other Transactions (or implied thereunder as necessary to implement the Transactions);

(24) any liability or obligation arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Article 2:403 of the Dutch Civil Code, issued prior to the date of this Indenture or any joint and several liability (hoofdelijke aansprakelijkheid) under any fiscal unity for Dutch corporate income purposes;

(25) Indebtedness of the type described in clause (7) of the definition of “Indebtedness” to the extent the related Lien is permitted under Section 4.12;

(26) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (26) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Issuer from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Issuer subsequent to the Acquisition Closing Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07 to the extent the Issuer and its Restricted Subsidiaries Incur Indebtedness in reliance hereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause (26) to the extent the Issuer or any of its Restricted Subsidiaries makes a Restricted Payment under Section 4.07 in reliance thereon; and

(27) in addition to the items referred to in clauses (1) through (26) above, Indebtedness of the Issuer and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (27) and then outstanding, will not exceed the greater of (x) 150.0 million and (y) 2.6% of Consolidated Total Assets at any time outstanding.

(c) Neither the Issuer nor any Subsidiary Guarantor will Incur any Refinancing Indebtedness under Section 4.09(b)(4) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Issuer or such Subsidiary Guarantor unless such Indebtedness will be subordinated to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor to at least the same extent as such Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor or a Foreign Subsidiary) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Issuer or a Subsidiary Guarantor.

(d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:

(1) subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 4.09(a) and 4.09(b), the Issuer, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify and redivide all or a portion of such item of Indebtedness among one or more of the types of Indebtedness described in Sections 4.09(a) and 4.09(b) in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of any such clauses;

(2) all Indebtedness outstanding or Incurred prior to or on the Acquisition Closing Date under the Senior Secured Credit Agreement shall be deemed Incurred under clause (1) of Section 4.09(b) and not Section 4.09(a) or clause (4)(c) of Section 4.09(b);

(3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of Section 4.09(b) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(7) the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount;

(8) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(9) for purposes of Indebtedness Incurred under clause (3) of Section 4.09(b), (a) it is understood that payments may be made thereon unless an Event of Default has occurred and is continuing and the Notes have been accelerated in accordance with the provisions described under Article 6 and (b) it is understood that, with respect to any Indebtedness Incurred in connection with the Vion Acquisition, any such subordination documentation may be put in place within 90 days after the Acquisition Closing Date.

(e) Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock, the payment of any premiums, fees, costs, expenses or charges and the reclassification of commitments or obligations due to a change in GAAP, in each case, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(f) In addition, the Issuer will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness (other than Renewable Diesel Joint Venture Indebtedness) or issue any shares of Disqualified Stock, unless such Incurrence of Indebtedness is otherwise permitted under the definition of “Unrestricted Subsidiary” and this Indenture. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness with respect to the Renewable Diesel Joint Venture (unless the Renewable Diesel Joint Venture is a Restricted Subsidiary subject to the limitations set forth under this Section 4.09) other than the Renewable Diesel Joint Venture Indebtedness. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Issuer shall be in Default of this Section 4.09).

Section 4.10	Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Issuer (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration (excluding any consideration by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) from such Asset Disposition received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) within 365 days of the later of the date of such Asset Disposition or the receipt of Net Available Cash from such Asset Disposition, an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer or such Restricted Subsidiary, as the case may be:

(A) first, to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness) to prepay, repay or purchase Indebtedness of the Issuer (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock) (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness (other than revolving Indebtedness) pursuant to this clause (A), the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Issuer or such Restricted Subsidiary elects, to invest in Additional Assets;

provided that pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) above, the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; provided, further, that in the case of clause (B), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash so long as the Issuer or a Restricted Subsidiary enters into such commitment within such 365-day period with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of the end of such 365-day period (an “Acceptable Commitment”) and such Net Available Cash is actually applied in such manner within such time period (such period, the “Acceptable Commitment Period”), and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within the Acceptable Commitment Period and such Net Available Cash is actually applied in such manner within 180 days from the date of the Second Commitment (it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds).

(b) Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in Section 4.10(a) will be deemed to constitute “Excess Proceeds.” If the aggregate amount of Excess Proceeds exceeds $50 million, the Issuer will be required to make an offer (“Asset Disposition Offer”) in accordance with Section 3.09 and this Section 4.10 to all Holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Issuer to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Issuer shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the procedures of DTC) the notice required by Section 3.10, with a copy to the Trustee. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. Notwithstanding anything to the contrary in the foregoing, the Issuer may commence an Asset Disposition Offer prior to the expiration of 365 days after the occurrence of an Asset Disposition or the receipt of Net Available Cash from such Asset Disposition; provided that such Asset Disposition Offer complies with all applicable securities laws and regulations.

(c) The Asset Disposition Offer will remain open for the Asset Disposition Offer Period. No later than the Asset Disposition Purchase Date, the Issuer will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this Section 4.10 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

(d) For the purposes of Section 4.10, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness of the Issuer or Indebtedness of a Restricted Subsidiary (other than Subordinated Obligations or Disqualified Stock) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Issuer will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(A) of Section 4.10(a));

(2) securities, notes or other obligations received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days following the closing of such Asset Disposition;

(3) any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (i) $50.0 million and (ii) 0.85% of Consolidated Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value); and

(4) any Additional Assets.

Section 4.11	Transactions with Affiliates.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) the terms of such Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $25 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Issuer and by a majority of the disinterested members of such Board of Directors, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above).

(b) Section 4.11(a) will not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 4.07 and the definition of “Permitted Investments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, severance arrangements, options to purchase Capital Stock of the Issuer, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees of the Issuer and its Restricted Subsidiaries;

(3) to the extent permitted by the terms of this Indenture, loans or advances to employees, officers or directors of the Issuer or any Restricted Subsidiary of the Issuer in the ordinary course of business;

(4) (a) any transaction between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries, and (b) Guarantees issued by the Issuer or a Restricted Subsidiary for the benefit of the Issuer or a Restricted Subsidiary, as the case may be, in accordance with Section 4.09;

(5) transactions in the ordinary course of business between the Issuer or any of its Restricted Subsidiaries and any Person, including the Renewable Diesel Joint Venture or any other venture in which the Issuer or any of its Restricted Subsidiaries owns any Capital Stock for the purchase or sale of inventory, goods or services;

(6) the payment of reasonable and customary fees and expenses paid to, and indemnity provided on behalf of, officers, directors, employees, members of management and consultants of the Issuer or any Subsidiary;

(7) the existence of, and the performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any agreement to which the Issuer or any of its Restricted Subsidiaries is a party as of or on the Acquisition Closing Date, as these agreements may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time; provided, however, that any future amendment, restatement, amendment and restatement, supplement, extension or renewal or other modification entered into after the Acquisition Closing Date will be permitted to the extent that its terms are not more disadvantageous to the Holders of the Notes than the terms of the agreements in effect on the Acquisition Closing Date;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Issuer and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the Issuer, such transactions are on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(9) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Issuer and the granting of registration and other customary rights in connection therewith;

(10) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(11) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or a Restricted Subsidiary; provided, that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect in the good faith judgment of the Issuer when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger);

(12) any transaction on arm’s length terms with non-Affiliates that become Affiliates as a result of such transaction;

(13) transactions in which the Issuer or any Restricted Subsidiary delivers to the Trustee an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing stating that the terms of such transaction are not materially less favorable than those that might reasonably have been obtained by the Issuer or such Restricted Subsidiary in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate; and

(14) the Transactions and the payment of all fees, costs and expenses (including any payments in respect of bonuses and awards) related to the Transactions.

Section 4.12	Limitation on Liens.

The Issuer will not, and will not permit any of the Subsidiary Guarantors to, directly or indirectly, create or Incur any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of its Subsidiaries) or income or profits therefrom, whether owned on the Acquisition Closing Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under this Indenture and the Notes or, in respect of Liens on any Subsidiary Guarantor’s property or assets, any Subsidiary Guarantee of such Subsidiary Guarantor, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Section 4.13	Corporate Existence.

Subject to Article 5, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

Section 4.14	Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, unless the Issuer has exercised its right to redeem all of the Notes pursuant to Sections 3.03 and 3.07, each Holder will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) Within 30 days following any Change of Control, unless the Issuer has exercised its right to redeem all of the Notes pursuant to Sections 3.03 and 3.07, the Issuer will mail a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the Change of Control Payment Date (the “Change of Control Payment”));

(2) the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that Notes must be tendered in multiples of $1,000, and any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives at the address specified in the notice, not later than the close of business on the third Business Day preceding the Change of Control Payment Date a notice, a telegram, a facsimile transmission or a letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof); and

(8) the other instructions, as the procedures determined by the Issuer, consistent with this Section 4,14, that a Holder must follow in order to have its Notes repurchased.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(c) On or prior to the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer in accordance with this Section 4.14.

(d) A Change of Control Offer may be made in advance of a Change of Control, conditioned upon consummation of the Change of Control, if a definitive agreement is in effect at the time of making such Change of Control Offer that, when consummated in accordance with its terms, will result in a Change of Control, provided that such Change of Control Offer complies with all applicable securities laws or regulations.

(e) The Paying Agent will promptly mail or deliver to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(f) If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date, if any, will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders on Notes tendered or purchased pursuant to the Change of Control Offer.

(g) The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such

Change of Control Offer; or (ii) notice of redemption to redeem the Notes in full has been given pursuant to this Indenture as described in Section 3.07, unless and until there is a default in payment of the applicable redemption price.

(h) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.14. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue of the conflict.

(i) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

Section 4.15	Additional Subsidiary Guarantees.

After the Acquisition Closing Date, the Issuer will cause each Restricted Subsidiary (other than a Foreign Subsidiary or a Receivables Entity) created or acquired by the Issuer, which, (a) if the Senior Secured Credit Agreement is outstanding, Guarantees the Senior Secured Credit Agreement and (b) if the Senior Secured Credit Agreement is not outstanding, individually or in the aggregate, Incurs Indebtedness (other than Renewable Diesel Joint Venture Indebtedness, Indebtedness owed to the Issuer or another Subsidiary Guarantor, or Indebtedness consisting solely of Guarantees by a domestic Restricted Subsidiary of Indebtedness of a Foreign Subsidiary whose sole assets are the Capital Stock of or other Investments in the Foreign Subsidiary whose Indebtedness is being guaranteed) in excess of $50.0 million, to execute and deliver to the Trustee within 20 Business Days a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior basis.

Section 4.16	Effectiveness of Covenants

(a) Following the first day:

(1) the Notes have an Investment Grade Rating from both of the Ratings Agencies; and

(2) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.17 and 5.01(a)(3) (collectively, the “Suspended Covenants”).

(b) If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency (such date, a “Reversion Date”), then the Suspended Covenants will thereafter be reinstated as if such covenant had never been suspended and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both of the Rating Agencies and no Default is then in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both Rating Agencies); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Subsidiary

Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Notes attain Investment Grade Rating and before any reinstatement of such Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the Suspended Covenants remained in effect during such period. The period of time between the occurrence of a Covenant Suspension Event and a Reversion Date is referred to as the “Suspension Period.”

(c) During any Suspension Period, the Board of Directors of the Issuer may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture unless, so long as the Senior Secured Credit Agreement is outstanding, such Subsidiary is also designated as an “unrestricted subsidiary” under the Senior Secured Credit Agreement.

(d) On a Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.09(a) or clauses (1) through (27) of Section 4.09(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be permitted to be Incurred pursuant to Section 4.09(a) or clauses (1) through (27) of Section 4.09(b), such Indebtedness will be deemed to have been outstanding on the Acquisition Closing Date, so that it is classified as permitted under Section 4.09(b)(4). Calculations made after a Reversion Date of the amounts available to be made as Restricted Payments under Section 4.07 will be made as though Section 4.07 had been in effect since the Acquisition Closing Date and throughout any Suspension Period. Accordingly, Restricted Payments made during such Suspension Period will reduce the amount available to be made as Restricted Payments under clause (C) of Section 4.07(a). However, no Default or Event of Default will be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Issuer or any of the Restricted Subsidiaries during the Suspension Period relating to any Suspended Covenant (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date). Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero.

(e) As soon as reasonably practical following a Covenant Suspension Event or Reversion Date, the Issuer shall provide to the Trustee an Officers’ Certificate setting forth the Suspended Covenants that have been affected upon such Covenant Suspension Event or Reversion Date, as the case may be.

Section 4.17	Limitation on Lines of Business.

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Section 4.18	Activities Prior to Release of Escrow Property

Prior to the Acquisition Closing Date, (a) Darling Escrow Corporation will not own, hold or otherwise have any interest in any assets other than the Escrow Property, cash and Cash Equivalents and its rights under this Indenture, the Escrow Agreement and related agreements, (b) Darling Escrow Corporation will not engage in any business activity or enter into any transaction or agreement (including, without limitation, making any Restricted Payment, Incurring any Indebtedness, Incurring any Liens except in favor of the holders of the Notes, entering into any merger, consolidation or sale of all or substantially all of its assets or engaging in any transaction with its Affiliates), except as necessary to effectuate the Transactions substantially in accordance with the description of the Transactions set forth in the Offering Circular and (c) only Darling Escrow Corporation (and not Darling or any of its other Subsidiaries) will be subject to, or bound by, the terms and conditions of this Indenture.

ARTICLE 5

SUCCESSORS

Section 5.01	Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer will not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its property and assets in one or more related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation or a limited liability company (provided that in the case the Successor Company is a limited liability company there shall be a corporate co-issuer, in each case organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia) and the Successor Company (if not the Issuer) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Notes and this Indenture and will expressly assume, by written agreement, all the obligations of the Issuer under the Registration Rights Agreement;

(2) immediately after giving pro forma effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 4.09(a) or the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than or equal to such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) of Section 5.01(b) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes and shall have, by written agreement, confirmed that its obligations under the Registration Rights Agreement shall continue to be in effect; and

(5) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Section 5.01(a)(3) shall not apply to the merger of Darling Escrow Corporation with and into Darling on the Acquisition Closing Date. Notwithstanding Section 5.01(a)(3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and (y) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another jurisdiction to realize tax benefits, so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby; provided that, in the case of a Restricted Subsidiary that merges into the Issuer, the Issuer will not be required to comply with Sections 5.01(a)(4) and 5.01(a)(5).

(b) The Issuer will not permit any Subsidiary Guarantor to consolidate with, merge with or into any Person and will not permit the conveyance, transfer, lease or other dispositions of all or substantially all of the property or assets of any Subsidiary Guarantor in one or more related transactions to any Person, unless:

(1) (a) if such entity shall remain a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia or any other jurisdiction in which the predecessor Subsidiary was organized; (b) immediately after giving pro forma effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; (c) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture, the Notes and its Subsidiary Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all the obligations of such Subsidiary Guarantor under the Registration Rights Agreement, and (d) the Issuer will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; or

(2) the transaction is made in compliance with the covenant described in Section 4.10 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

Notwithstanding the foregoing paragraphs (a) and (b), any Subsidiary Guarantor may merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuer. Notwithstanding the foregoing paragraphs (and solely for the avoidance of doubt), any Restricted Subsidiary may (a) merge with or into or transfer all or substantially all of its properties and assets to another Restricted Subsidiary, a Subsidiary Guarantor or the Issuer or (b) dissolve, liquidate or wind up its affairs or merge with or into the Issuer or another Restricted Subsidiary if such dissolution, liquidation or winding-up or merger is in the best interest of the Issuer and is not materially disadvantageous to the Holders of the Notes (in the good faith determination of the Issuer).

Section 5.02	Successor Entity Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01, the successor Person, formed by such consolidation or into or with which the Issuer, is merged or wound up or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, winding up, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer shall refer instead to the successor entity and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein shall be released from its obligations under this Indenture except that, in the case of a lease of all or substantially all the assets of the Issuer, the predecessor Person shall not be released from the obligation to pay the principal, premium, if any, and interest on the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

(a) Each of the following is an Event of Default (an “Event of Default”):

(1) default in any payment of interest or Additional Interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Issuer to comply with its obligations under Section 5.01;

(4) failure by the Issuer or any Subsidiary Guarantor to comply for 60 days after written notice as provided below with any of its obligations under Article 4 or any of its other agreements contained in this Indenture (other than a failure by the Issuer to comply with its obligations under Section 5.01, which constitutes an Event of Default under Section 6.01(a)(3));

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of, or premium, if any, on such Indebtedness when due and payable (after giving effect to any grace period provided in such Indebtedness) (“payment default”); or

(B) relates to an obligation other than the obligation to pay principal of, or premium, if any, on such Indebtedness and results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default (after giving effect to any grace period provided in such Indebtedness) or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(6) (i) The Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary:

(A) commences voluntary proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the most recent audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Issuer, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(C) orders the liquidation, dissolution or winding up of the Issuer, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days;

(7) failure by the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $100 million (net of any amounts that an insurance company has not denied coverage), which judgments are not paid, discharged or stayed for a period of 60 days; or

(8) any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together (as of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary denies in writing or disaffirms in writing its obligations under this Indenture or its Subsidiary Guarantee, other than by reason of the termination of this Indenture or the release of any such Subsidiary Guarantee in accordance with the terms of this Indenture.

(b) A default under clauses (4) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (4) of Section 6.01(a) after receipt of such notice.

(c) A default under clause (5) of Section 6.01(a) in respect of the Renewable Diesel Joint Venture Indebtedness will not constitute an Event of Default unless and until the Issuer or any of its Restricted Subsidiaries fails to make payments in respect of any Guarantee relating to such Indebtedness in accordance with its terms; provided that the provisions of this sentence shall not apply to any other Indebtedness of the Issuer or its Restricted Subsidiaries as to which a payment default or cross acceleration occurs as a result of a default in respect of the Renewable Diesel Joint Venture Indebtedness.

Section 6.02	Acceleration.

(a) If an Event of Default (other than an Event of Default described in clause (6) of Section 6.01(a)) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (5) of Section 6.01(a) shall be remedied or cured by the Issuer or a Restricted Subsidiary or waived by the Holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(b) If an Event of Default described in clause (6) of Section 6.01(a) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c) The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest of any Note held by a non-consenting holder) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Section 6.03	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04	Waiver of Past Defaults.

The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all Holders waive any existing Default and its consequences hereunder, except:

(1) a continuing Default in the payment of the principal, premium, if any, or interest on any Note held by a non-consenting Holder (including in connection with an Asset Disposition Offer or a Change of Control Offer); and

(2) a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05	Control by Majority.

The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

Section 6.06	Limitation on Suits.

Subject to Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) the Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07	Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with an Asset Disposition Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer and any other obligor on the Notes for the whole amount of principal, premium, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09	Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Subsidiary Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10	Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11	Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12	Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Subsidiary Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13	Priorities.

If the Trustee or any Agent collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(1) to the Trustee, such Agent, their agents and attorneys for amounts due under Section 7.07, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(2) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3) to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Subsidiary Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Issuer and to each Holder in the manner set forth in Section 12.02.

Section 6.14	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01	Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) Subject to this Article 7, if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02	Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall Incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Subsidiary Guarantor shall be sufficient if signed by an Officer of the Issuer or such Subsidiary Guarantor.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to Incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The Trustee will be under no duty to monitor, inquire as to or ascertain compliance with the covenants in this Indenture.

Section 7.03	Individual Rights of Trustee.

The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee or such Agent. However, in the event that the Trustee acquires any conflicting interest within the meaning of Trust Indenture Act Section 310(b) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the Trust Indenture Act) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Section 7.05	Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder a notice of the Default within 90 days after it occurs. Except in the case of an Event of Default specified in clauses (1) or (2) of Section 6.01(a), the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interest of the Holders.

Section 7.06	Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each July 15, beginning with the July 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

(b) A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuer and each national securities exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuer shall promptly notify the Trustee in writing in the event the Notes are listed on any national securities exchange or delisted therefrom.

Section 7.07	Compensation and Indemnity.

(a) The Issuer and the Subsidiary Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel; provided that in the case of legal fees and expenses, the Issuer’s reimbursement obligation shall be limited to the reasonable fees and expenses of one primary counsel to the Trustee. The Trustee shall provide the Issuer reasonable notice of any expenditure not in the ordinary course of business.

(b) The Issuer and the Subsidiary Guarantors, jointly and severally, shall indemnify the Trustee for, and hold each of the Trustee and any predecessor harmless against, any and all loss, damage, claims, liability or expense (limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one primary counsel to the Trustee) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any Subsidiary Guarantor (including this Section 7.07)) or defending itself against any claim whether asserted by any Holder, the Issuer or any Subsidiary Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder except to the extent the Issuer has been materially prejudiced thereby. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of one primary counsel to the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

(c) The obligations of the Issuer and the Subsidiary Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(d) To secure the payment obligations of the Issuer and the Subsidiary Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium and interest on particular Notes.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(7) or (8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08	Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time by giving 30 days prior notice of such resignation to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 or Section 310 of the Trust Indenture Act;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(b) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Issuer.

(c) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

(f) As used in this Section 7.08, the term “Trustee” shall also include each Agent.

Section 7.09	Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee, subject to Section 7.10.

Section 7.10	Eligibility; Disqualification.

(a) There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

(b) This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11	Preferential Collection of Claims Against the Issuer.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02	Legal Defeasance and Discharge.

(a) Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Subsidiary Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02(a), and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Subsidiary Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) this Section 8.02.

(b) Following the Issuer’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default and the Guarantees in effect at such time shall terminate as provided in Section 10.06.

(c) Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03	Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15 and 4.17 and Section 5.01(a)(3), on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3) (but only with respect to Section 5.01(a)(3)), 6.01(a)(4) (but only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the date of the latest audited financial statements of the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary), 6.01(a)(7) and 6.01(a)(8), in each case shall not constitute Events of Default.

Section 8.04	Conditions to Legal or Covenant Defeasance.

(a) The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay the principal of, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary exceptions and exclusions,

(A) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary exceptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Senior Secured Credit Agreement or any other material agreement or material instrument (other than this Indenture) to which the Issuer or any Subsidiary Guarantor is a party or by which the Issuer or any Subsidiary Guarantor is bound;

(5) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar or simultaneous transaction and, in each case, the granting of Liens in connection therewith);

(6) the Issuer has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer, any Subsidiary Guarantor or others;

(7) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary exceptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with (including setting forth calculations to confirm compliance with clause (1) above); and

(8) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (7) above).

Section 8.05	Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Subsidiary Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b) The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c) Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.04 which, as provided in an Officers’ Certificate, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06	Repayment to the Issuer.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07	Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Subsidiary Guarantors’ obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders.

(a) Notwithstanding Section 9.02, without the consent of any Holder, the Issuer, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Subsidiary Guarantees to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor entity of the obligations of the Issuer or any Subsidiary Guarantor under this Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

(4) provide for the issuance of Additional Notes;

(5) add Guarantees with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(6) secure the Notes or confirm and evidence the release, termination or discharge of any Subsidiary Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by, and made in accordance with, this Indenture;

(7) add to the covenants of the Issuer for the benefit of the Holders or surrender any right or power conferred upon the Issuer;

(8) provide additional rights or benefits of the Holders of the Notes;

(9) make any change that does not adversely affect, in any material respect, the rights of any Holder;

(10) comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act;

(11) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(12) provide for the issuance of Exchange Notes in an Exchange Offer pursuant to a Registration Rights Agreement which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities; or

(13) conform the text of this Indenture, the Notes or the Subsidiary Guarantees to any provision of the “Description of the Notes” section of the Offering Circular to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Subsidiary Guarantees.

(b) Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 12.04, the Trustee shall join with the Issuer and the Subsidiary Guarantors in the execution of any amended or supplemental indenture authorized or permitted by this Section 9.01 and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c) After an amendment or supplement under this Section 9.01 becomes effective, the Issuer is required to mail to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Section 9.02	With Consent of Holders.

(a) Except as provided in Section 9.01, the Issuer, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes and any Subsidiary Guarantees with the consent of the Holders of a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b) Upon the request of the Issuer, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 12.04, the Trustee shall join with the Issuer and the Subsidiary Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

(c) The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. However, the failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

(e) Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described above under Section 3.07, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5) waive or modify the Issuer’s obligation to make an offer to repurchase the Notes, or reduce the premium payable upon the repurchase of any Note or change the time at which any Note may be repurchased as described above under Section 4.14, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise unless such amendment, waiver or modification shall be in effect prior to the occurrence of a Change of Control;

(6) make any Note payable in money other than that stated in the Note;

(7) impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(9) modify the Subsidiary Guarantees in any manner adverse to the Holders of the Notes.

Section 9.03	Compliance with Trust Indenture Act.

If this Indenture is qualified under the Trust Indenture Act, every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04	Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b) The Issuer may, but shall not be obligated to, fix a record date pursuant to Section 1.05 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.05	Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06	Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.04, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Subsidiary Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).

Section 9.07	Payment for Consent.

Neither the Issuer nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

ARTICLE 10

GUARANTEES

Section 10.01	Guarantee.

(a) Subject to this Article 10, each of the Subsidiary Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment by the Issuer when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Subsidiary Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.06.

(c) Each of the Subsidiary Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one primary counsel to each of the Trustee and the Holders of the Notes, taken as a whole, and, in the case of an actual or perceived conflict of interest, to the fees and expenses of one additional counsel to each group of similarly situated Holders of Notes, taken as a whole) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Subsidiary Guarantors, any amount paid either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

(f) Unless and until released in accordance with Section 10.06, each Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Subsidiary Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h) Each payment to be made by a Subsidiary Guarantor in respect of its Subsidiary Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02	Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03	Execution and Delivery.

(a) To evidence its Subsidiary Guarantee set forth in Section 10.01, each Subsidiary Guarantor hereby agrees that this Indenture or a supplemental indenture hereto in substantially the form of Exhibit C hereto, as the case may be, shall be executed on behalf of such Subsidiary Guarantor by an Officer or person holding an equivalent title.

(b) Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes.

(c) If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Subsidiary Guarantees shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

(e) If required by Section 4.15, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

Section 10.04	Subrogation.

Each Subsidiary Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Subsidiary Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Subsidiary Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05	Benefits Acknowledged.

Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.

Section 10.06	Release of Subsidiary Guarantees.

(a) A Subsidiary Guarantee by a Subsidiary Guarantor shall be unconditionally released and discharged:

(1) in the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets) and whether or not the Subsidiary Guarantor is the surviving Person in such transaction to a Person which is not the Issuer or a Restricted Subsidiary of the Issuer (other than a Receivables Entity) if (x) such sale or disposition is made in compliance with Section 4.10 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with Section 4.10 needs to be applied in accordance therewith at such time) and Article 5 and (y)(i) if the Senior Secured Credit Agreement is outstanding, such Subsidiary Guarantor is also released from its Guarantee granted in connection with the Senior Secured Credit Agreement and (ii) if the Senior Secured Credit Agreement is not outstanding, all the obligations of such Subsidiary Guarantor under any agreements relating to any other Indebtedness of the Issuer or its Restricted Subsidiaries with an aggregate amount in excess of $50.0 million terminate upon consummation of such transaction;

(2) upon the release or discharge of such Subsidiary Guarantor from its Guarantee of (a) if the Senior Secured Credit Agreement is outstanding, Indebtedness under the Senior Secured Credit Agreement (including, by reason of the termination of the Senior Secured Credit Agreement) and (b) if the Senior Secured Credit Agreement is not outstanding, any other Indebtedness that resulted in the obligation of such Subsidiary Guarantor to Guarantee the Notes if the aggregate amount of such other Indebtedness is not in excess of $50.0 million following such release; provided that, in each case, such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to this Indenture, and, in each case, except a release or discharge by or as a result of payment under such Guarantee under the Senior Secured Credit Agreement or such other Indebtedness, as applicable (it being understood that a release subject to contingent reinstatement shall constitute a release).

(3) upon the proper designation in accordance with this Indenture of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; or

(4) upon the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Issuer’s obligations under this Indenture being discharged in accordance with Article 11.

(b) At the written request of the Issuer, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Subsidiary Guarantee.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01	Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when either:

(1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(B) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any Credit Facility or any other material agreement or instrument to which the Issuer or any Subsidiary Guarantor is a party or by which the Issuer or any Subsidiary Guarantor is bound;

(C) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(D) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b) In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied (including setting forth the calculations to confirm compliance with Section 11.01(a)(2)(A)).

Section 11.02	Application of Trust Money.

(a) Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (other than the Issuer or a Subsidiary of the Issuer) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Subsidiary Guarantor’s obligations under this Indenture, the Notes and the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer has made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent, as the case may be.

ARTICLE 12

MISCELLANEOUS

Section 12.01	Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c) in respect of Sections of the Trust Indenture Act that are incorporated by reference in this Indenture pursuant to Section 1.04, the imposed duties shall control.

Section 12.02	Notices.

(a) Any notice or communication to the Issuer, any Subsidiary Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:

if to the Issuer or any Subsidiary Guarantor:

c/o Darling Escrow Corporation

251 O’Connor Ridge

Suite 300

Irving, Texas 75039

Fax No.: (972) 281-4449

Attention: Executive Vice President–Finance and Administration

with a copy to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Fax No: (212) 839-5599

Email: CChapman@Sidley.com

Attention: Craig Chapman

and

Sidley Austin LLP

717 N. Harwood Street, Suite 3400

Dallas, TX 75201

Fax No: (214) 981-3400

Email: Angela.Fontana@Sidley.com

Attention: Angela L. Fontana

if to the Trustee:

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS3C

St. Paul, Minnesota 55107

Fax No.: (651) 495-8096

Attention: Corporate Trust Services

The Issuer, any Subsidiary Guarantor or the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective only upon actual receipt thereof and no notice given by electronic mail to the Trustee shall be effective unless the Trustee, by notice given hereunder, has designated such email address for notices.

(c) Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e) Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

(f) The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or by electronic transmission (but only if the Trustee, by notice hereunder, has provided an email address for such notice); provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g) Except as provided above, if a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h) If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.03	Communication by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Subsidiary Guarantors, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 12.04	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Subsidiary Guarantor to the Trustee to take any action under this Indenture, the Issuer or such Subsidiary Guarantor, as the case may be, shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been complied with.

Section 12.05	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 or Trust Indenture Act Section 314(a)(4)) shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate, certificates of public officials or reports or opinions of experts as to matters of fact); and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.06	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07	No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Issuer or any Subsidiary Guarantors, as such, shall have any liability for any obligations of the Issuer under the Notes, this Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08	Governing Law.

THIS INDENTURE, THE NOTES AND ANY SUBSIDIARY GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.09	Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10	Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.11	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12	Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Subsidiary Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.13	Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart by facsimile or other electronic means (including “.pdf” or “.tif” format) shall constitute delivery of an executed original unless otherwise expressly required hereunder.

Section 12.15	Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16	U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.17	Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes, provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

Section 12.18	Qualification of Indenture.

The Issuer and the Subsidiary Guarantors shall qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuer, the Subsidiary Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Issuer and the Subsidiary Guarantors any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the Trust Indenture Act.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first above written.

DARLING ESCROW CORPORATION

By:	/s/ Colin Stevenson
	Name:	Colin Stevenson
	Title:	President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joshua A. Hahn
	Name:	Joshua A. Hahn
	Title:	Vice President

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES, ADDITIONAL NOTES AND EXCHANGE NOTES

Section 1.1 Definitions.

(a) Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary, Euroclear or Clearstream for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period”, with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of Euroclear systems or any successor securities clearing agency.

“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is also not a QIB.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b) Other Definitions.

Term:	Defined in Section:

“Agent Members”	2.1(c)
“Automatic Exchange”	2.3(j)
“Automatic Exchange Date”	2.3(j)
“Automatic Exchange Notice”	2.3(j)
“Automatic Exchange Notice Date”	2.3(j)
“Definitive Notes Legend”	2.3(e)

“Global Note”	2.1(b)
“Global Notes Legend”	2.3(e)
“IAI Global Note”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.3(e)
“Rule 144A Notes”	2.1(a)
“Rule 144A Global Note”	2.1(b)

Section 2.1 Form and Dating

(a) The Initial Notes issued on the date hereof shall be (i) offered and sold by the Issuer to the Initial Purchasers and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. One or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered RIAI-1 upward (collectively, the “IAI Global Note”) shall also be issued, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution. Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note, the IAI Global Note or any other Note without a Restricted Notes Legend until the expiration of the Distribution Compliance Period. The Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 2.3(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 of this Appendix A and pursuant to an order of the Issuer signed by one Officer of the Issuer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

2

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in Section 2.3 or 2.4 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2 Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by one Officer of the Issuer (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $500,000,000, (b) subject to the terms of this Indenture, Additional Notes, (c) the Exchange Notes for issue only in an Exchange Offer and pursuant to the Registration Rights Agreement and for a like principal amount of Initial Notes exchanged pursuant thereto and (d) any Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes, Exchange Notes or Unrestricted Global Notes.

Section 2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.3(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, such legal opinions, certifications and other information as may be requested pursuant thereto.

3

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i) (A) a certification (in the form set forth on the reverse side of the Form of Note in Exhibit A) that such Definitive Note is being transferred (1) to a Person who the transferor reasonably believes is a QIB and in accordance with Rule 144A, (2) to an IAI that has furnished to the Trustee a signed letter substantially in the form of Exhibit B or (3) after the expiration of the Distribution Compliance Period, outside the United States of America in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act or (B) such other legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4 of this Appendix A, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note. Such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note or the IAI Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse side of the Initial Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S, Rule 144 (if available), or another applicable exemption from registration under the Securities Act. In the case of a transfer of a beneficial interest in either the Regulation S Global Note (to the extent provided in Section 2.3(d) of this Appendix A) or the Rule 144A Global Note for an interest in the IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the

4

date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4 of this Appendix A), a Global Note may not be transferred except as a whole and not in part by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Restrictions on Transfer of Regulation S Global Note. (i) Prior to the expiration of the Distribution Compliance Period, the Regulation S Global Note shall be a temporary global security for purposes of Rules 903 and 904 under the Securities Act, whether or not designated as such on the face of such Note. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (1) to the Issuer, Darling or any subsidiary of Darling, (2) to a Person whom the selling Holder reasonably believes is a QIB that acquires for its own account or for the account of a QIB in a transaction meeting the requirements of Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) to an IAI purchasing for its own account, or for the account of an IAI, in a transaction exempt from the registration requirements of the Securities Act, (5) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) or another available exemption or (6) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States of America. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note or the IAI Global Note shall be made only in accordance with the Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A to the effect that such transfer is being made to (1) a Person who the transferor reasonably believes is a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or (2) an IAI purchasing for its own account, or for the account of such an IAI. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. In the case of a transfer of a beneficial interest in the Regulation S Global Note for an interest in the IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

(ii) Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.

(iii) Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note that is an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A to the effect that such beneficial interests are owned either by non-U.S. persons or by U.S. persons who purchased those interests pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act. If no Unrestricted Global Note is then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

5

(e) Legends.

(i) Except as permitted by this Section 2.3(e), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO DARLING ESCROW CORPORATION, DARLING INTERNATIONAL INC. OR ANY SUBSIDIARY OF DARLING INTERNATIONAL INC. (2) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT FOR ITS OWN ACCOUNT OR THE ACCOUNT OF AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (5) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR OF A BENEFIT PLAN OR OTHER ARRANGEMENT THAT IS SUBJECT TO ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), INCLUDING ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

6

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Initial Notes) and provides such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(iii) After a transfer of any Initial Notes or Additional Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes or Additional Notes, as the case may be, all requirements pertaining to the Restricted Notes Legend on such Initial Notes or Additional Notes shall cease to apply and the requirements that any such Initial Notes or Additional Notes be issued in global form shall continue to apply.

(iv) Upon the consummation of an Exchange Offer with respect to the Initial Notes or Additional Notes pursuant to which Holders of such Initial Notes or Additional Notes are offered Exchange Notes in exchange for their Initial Notes or Additional Notes, all requirements pertaining to Initial Notes or Additional Notes that Initial Notes or Additional Notes be issued in global form shall continue to apply, and Exchange Notes in global form without the Restricted Notes Legend shall be available to Holders that exchange such Initial Notes or Additional Notes in such Exchange Offer.

7

(v) Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Initial Note or Additional Note acquired pursuant to Regulation S, all requirements that such Initial Note or Additional Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note or Additional Note be issued in global form shall continue to apply.

(vi) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered

8

Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 of this Indenture, the Trustee shall authenticate (i) one or more Global Notes without the Restricted Notes Legend in an aggregate principal amount equal to the principal amounts of the beneficial interests in the Global Notes tendered for acceptance by Persons that provide in the applicable letters of transmittal such certifications as are required by the Registration Rights Agreement and applicable law, and accepted for exchange in the Exchange Offer and (ii) Definitive Notes without the Restricted Notes Legend in an aggregate principal amount equal to the principal amount of the Definitive Notes tendered for acceptance by Persons that provide in the applicable letters of transmittal such certification as are required by the Registration Rights Agreement and applicable law, and accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Global Notes with the Restricted Notes Legend to be reduced accordingly, and the Issuer shall execute and the Trustee shall authenticate and mail to the Persons designated by the Holders of the Definitive Notes so accepted Definitive Notes without the Restricted Notes Legend in the applicable principal amount. Any Notes that remain outstanding after the consummation of the Exchange Offer, and Exchange Notes issued in connection with the Exchange Offer, shall be treated as a single class of securities under this Indenture.

(j) Automatic Exchange of Beneficial Interests in a Global Note that is a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. Upon the Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in Global Note that is a Transfer Restricted Global Note may be automatically exchanged into beneficial interests in an Unrestricted Global Note without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date (the “Automatic Exchange Date”) designated by the Issuer. Upon the Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Issuer may (A) provide written notice to the Trustee at least 10 calendar days prior to the Automatic Exchange, instructing the Trustee to direct the Depositary to exchange all of the outstanding beneficial interests in a particular Global Note that is a Transfer Restricted Note to the Unrestricted Global Note, which the Issuer shall have previously otherwise made eligible for exchange with the DTC, (B) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the Note Register at least 10 calendar days prior to the Automatic Exchange (the “Automatic Exchange Notice Date”), which notice must include (I) the Automatic Exchange Date, (II) the section of the Indenture pursuant to which the

9

Automatic Exchange shall occur, (III) the “CUSIP” number of the Global Note that is a Transfer Restricted Note from which such Holder’s beneficial interests will be transferred and (IV) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (C) on or prior to the date of the Automatic Exchange, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuer, in an aggregate principal amount equal to the aggregate principal amount of Global Notes that are Transfer Restricted Notes to be exchanged. At the Issuer’s request on no less than five calendar days’ notice, the Trustee shall deliver, in the Issuer’s name and at its expense, the Automatic Exchange Notice (which shall be prepared by the Issuer) to each Holder at such Holder’s address appearing in the Note Register. Notwithstanding anything to the contrary in this Section 2.3, during the 10-day period between the Automatic Exchange Notice Date and the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.3(j) shall be permitted without the prior written consent of the Issuer. As a condition to any Automatic Exchange, the Issuer shall provide, and the Trustee shall be entitled to rely upon, an Officers’ Certificate in form reasonably acceptable to the Trustee to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Global Note that is a Transfer Restricted Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary to reflect the Automatic Exchange. The Issuer may request from Holders such information it reasonably determines is required in order to be able to deliver such Officers’ Certificate. Upon such exchange of beneficial interests pursuant to this Section 2.3(j), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Global Note that is a Transfer Restricted Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

Section 2.4 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 or issued in connection with an Exchange Offer shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 of this Appendix A and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or after the Issuer becomes aware of such cessation, (ii) an Event of Default has occurred and is continuing or (iii) the Issuer, in its sole discretion and subject to the procedures of the Depository, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture. In addition, any Affiliate of the Issuer or any Subsidiary Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note, by providing a written request to the Issuer and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Issuer or Trustee.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of

10

each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any certificated Initial Note or Additional Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e) of this Appendix A, bear the Restricted Notes Legend.

(c) Subject to the provisions of Section 2.4(b) of this Appendix A, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii) of this Appendix A, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

11

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

CUSIP [                    ]

ISIN [                    ]1

[RULE 144A][REGULATION S][IAI][GLOBAL] NOTE

5.375% Senior Notes due 2022

No.	$[—]

DARLING ESCROW CORPORATION

DARLING ESCROW CORPORATION promises to pay to [CEDE & CO.]2 or registered assigns $         (         Dollars) [(as the same may be revised from time to time on the Schedule of Exchanges of Interests in the Global Note attached hereto)]3 on [            ] [    ], 20[    ].

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

[1]	Rule 144A Note CUSIP: 237264 AA4

Rule 144A Note ISIN: US237264AA49

Regulation S Note CUSIP: U23534 AA5

Regulation S Note ISIN: USU23534AA57

IAI Note CUSIP: 237264 AB2

IAI Note ISIN: US237264AB22

[CUSIP for Unrestricted Global Note: [                    ]]

[ISIN for Unrestricted Global Note: [                    ]]

[2]	Insert in Global Notes
[3]	Insert in Global Notes

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

DARLING ESCROW CORPORATION

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[Reverse Side of Note]

5.375% Senior Notes due 2022

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Darling Escrow Corporation, a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 5.375% per annum until maturity [and shall pay Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below]4. The Issuer shall pay interest [and Additional Interest, if any, on this Note that may be entitled to Additional Interest under the Registration Rights Agreement]5 semi-annually in arrears on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”); provided that the first Interest Payment Date with respect to this Note shall be [July 15, 2014]6. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including [January 2, 2014]7. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest[, including Additional Interest, if any,]8 (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer shall pay interest on this Note to the Persons who are registered Holders of this Note at the close of business on July 1 or January 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds to the registered Holder of such Global Note or its nominee shall be required with respect to principal, premium, if any, and interest[, including Additional Interest, if any,]9 on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account at least 30 days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

[4]	Insert in all Notes that may be entitled to Additional Interest under the Registration Rights Agreement.
[5]	Insert in all Notes that may be entitled to Additional Interest under the Registration Rights Agreement.
[6]	Insert other applicable date for all Notes other than the Initial Notes.
[7]	Insert other applicable date for all Notes other than the Initial Notes.
[8]	Insert in all Notes that may be entitled to Additional Interest under the Registration Rights Agreement.
[9]	Insert in all Notes that may be entitled to Additional Interest under the Registration Rights Agreement.

3. PAYING AGENT AND REGISTRAR. Initially, [Name of Trustee], the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Restricted Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of January 2, 2014 (the “Indenture”), among Darling Escrow Corporation, the Subsidiary Guarantors from time to time party thereto and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 5.375% Senior Notes due 2022. The Issuer shall be entitled to issue Additional Notes pursuant to, and subject to, Section 2.01 and 4.09 of the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. All terms used in the Notes that are defined in the Indenture shall have the meaning assigned to them in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer shall not be required to register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented, and the provisions thereof may be subject to waiver, as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Subsidiary Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

[11. ADDITIONAL RIGHTS OF HOLDERS OF TRANSFER RESTRICTED NOTES. In addition to the rights provided to Holders under the Indenture, Holders of Transfer Restricted Notes shall have all the rights set forth in the Registration Rights Agreement, including the right to receive Additional Interest.]10

[10]	Insert in all Notes that may be entitled to Additional Interest under the Registration Rights Agreement.

12. GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to the Issuer at the following address:

c/o Darling International Inc.

251 O’Connor Ridge Blvd

Suite 300

Irving, Texas 75039

Fax No.: (972) 281-4449

Attention: Executive Vice President – Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF TRANSFER RESTRICTED NOTES

This certificate relates to $         principal amount of Notes held in (check applicable space)      book-entry or      definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer or, if not the Issuer at the time, to Darling International Inc. or a subsidiary of Darling International Inc.; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States of America to a person the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933) that acquires for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; or

(5)	☐	outside the United States of America in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 904 under the Securities Act of 1933; or

(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that is not a “qualified institutional buyer” (as defined in Rule 144A) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to Rule 144 under the Securities Act of 1933 or another available exemption from registration under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Subsidiary Guarantor

[TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE

PURSUANT TO SECTION 2.3(d)(iii) OF APPENDIX A TO THE INDENTURE]11

The undersigned represents and warrants that either:

☐	the undersigned is not a dealer and is a non-U.S. person (within the meaning of Regulation S under the Securities Act of 1933); or

☐	the undersigned is a U.S. person (within the meaning of Regulation S under the Securities Act of 1933) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act of 1933.

Dated:
Signature

[11]	To be included only in Regulation S Note.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10            [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$	(integral multiples of $1,000, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF

TRANSFEREE LETTER OF REPRESENTATION

[Darling Escrow Corporation][Darling International Inc.]

251 O’Connor Ridge Blvd

Suite 300

Irving, Texas 75039

Fax No.: (972) 281-4449

Email: [CTStevenson@darlingii.com]

Attention: [Colin T. Stevenson]

In care of

Darling International Inc.

251 O’Connor Ridge Blvd

Suite 300

Irving, Texas 75039

Fax No.: (972) 281-449

Email: [CTStevenson@darlingii.com]

Attention: [Colin T. Stevenson]

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[        ] principal amount of the 5.375% Senior Notes due 2022 (the “Notes”) of [Darling Escrow Corporation][Darling International Inc.] (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing the Notes for our own account or for the account of such an institutional “accredited investor” and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the Automatic Exchange Date (as such term is defined in the indenture under

B-1

which the Notes were issued) only (a) to the Issuer, Darling International Inc. or any subsidiary of Darling International Inc, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is acquiring for its own account or for the account of a QIB, (d) in an offshore transaction in accordance with Regulation S, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is acquiring for its own account or for the account of such an institutional “accredited investor,” in each case not with a view to, or for offer or sale in connection with, any distribution or violation of the Securities Act or (f) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) or another available exemption, subject in each of the foregoing cases to any requirement of law that the disposition of our property or such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Automatic Exchange Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Automatic Exchange Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE:	,

by:

B-2

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS1

Supplemental Indenture (this “Supplemental Indenture”), dated as of [                    ] [    ], 20[    ], among                              (the “Guaranteeing Subsidiary”), a subsidiary of Darling International Inc., a Delaware corporation (the “Issuer”), the Issuer and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Subsidiary Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 2, 2014, providing for the issuance of an unlimited aggregate principal amount of 5.375% Senior Notes due 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Subsidiary Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including Article 10 thereof.

3. Releases. The Guarantee of the Guaranteeing Subsidiary shall be unconditionally released and discharged as provided in Section 10.06 of the Indenture.

4. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Issuer or the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Subsidiary Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[1]	To be modified in the event the Supplemental Indenture is delivered by more than one Subsidiary Guarantor.

C-1

6. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterparty by facsimile or other electronic means (including “.pdf” and “.tif” format) shall constitute delivery of an executed original.

8. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

10. Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Subsidiary Guarantee are knowingly made in contemplation of such benefits.

11. Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in Section 10.06 of the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

C-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

DARLING INTERNATIONAL INC.

By:
Name:
Title:

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: